Exhibit 10.2

***	Portions of this Exhibit (indicated
by asterisks) have been Omitted Pursuant to a Request for Confidential Treatment and have been separately filed with the Commission.

ASSET PURCHASE AGREEMENT

by and between

DIGIRAD CORPORATION

DIGIRAD IMAGING SOLUTIONS, INC.

DIGIRAD ULTRASCAN SOLUTIONS, INC.

and

ULTRASCAN, INC.

WILLIAM “MICKEY” KING, JR.

May 1, 2007

(Continued)

3.26	Sufficiency of Purchased Assets	38
3.27	WARN Act	38
3.28	Foreign Corrupt Practices Act	38
3.29	Other Agreements	38
3.30	Bulk Transfer Laws	39
3.31	Redemption of Seller Shares by Seller	39
3.32	Material Misstatements or Omissions	39

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		39

4.1	Organization	39
4.2	Authorization	39
4.3	No Conflict or Violation	40
4.4	Consents and Approvals	40
4.5	SEC Filings	40
4.6	No Brokers	40

ARTICLE V. COVENANTS AND AGREEMENTS		40

5.1	Omitted	40
5.2	Access and Investigation	41
5.3	Stock Registration	41
5.4	Filings and Consents	42
5.5	Reasonable Efforts	42
5.6	Certain Tax Matters	42
5.7	Employee Matters	43
5.8	Cessation of Use of Names and Web Site	44
5.9	Non-Competition/Non-Solicitation	45
5.10	Estoppel Certificates	45
5.11	Delivery of Title Commitment and Survey	45
5.12	Delivery of Title to Leased Equipment	46
5.13	*******	46
5.14	******	46
5.15	Tax Disclosure Agreement	46
5.16	Further Assurances	46

ARTICLE VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER		46

6.1	Conditions	46

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER		47

7.1	Conditions	48

ARTICLE VIII. CLOSING		48

8.1	Deliveries at Closing	48

-ii-

(Continued)

ARTICLE IX. INDEMNIFICATION		49

9.1	Survival of Representations and Warranties and Indemnification Obligations	49
9.2	Indemnification	50
9.3	Notice of Claims	51
9.4	Resolution of Notice of Claim	52
9.5	Release of Closing Escrow Fund	53
9.6	Third-Party Claims	54
9.7	Limitation on Indemnity; Remedies; Maximum Liability	54

ARTICLE X. TERMINATION		55

10.1	Termination	55

ARTICLE XI. MISCELLANEOUS		56

11.1	Assignment	56
11.2	Notices	56
11.3	Choice of Law	57
11.4	Entire Agreement; Amendments and Waivers; Interpretation	57
11.5	Counterparts	58
11.6	Severability	58
11.7	Headings	58
11.8	Expenses	58
11.9	Schedules	58
11.10	Publicity	58
11.11	No Third-Party Beneficiaries	58
11.12	Remedies Cumulative; Specific Performance	58
11.13	Further Assurances	59

-iii-

(Continued)

EXHIBIT A	FORM OF PRINCIPAL STOCKHOLDER EMPLOYMENT AGREEMENT

EXHIBIT A-1	FORM OF PROTECTIVE COVENANT AGREEMENT

EXHIBIT B	FORM OF EMPLOYMENT AGREEMENT

EXHIBIT C	ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D	FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

EXHIBIT E	BILL OF SALE

EXHIBIT F	EXCLUDED ASSETS

EXHIBIT G	ASSUMED LIABILITIES

EXHIBIT G-1	ASSUMED OPERATIONAL LEASE OBLIGATIONS

EXHIBIT H	ESCROW AGREEMENT

EXHIBIT I	WORKING CAPITAL

EXHIBIT J	EBITDA ALLOCATIONS

EXHIBIT K	MOLCHAN SETTLEMENT AND RELEASE AGREEMENT

EXHIBIT L	CONSENT OF HILIE KING

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), effective as of May 1, 2007, is entered into by and among Ultrascan, Inc., a Georgia corporation (the “Seller”) and William “Mickey” King, Jr. (the “Principal Stockholder”), on the one hand, and Digirad Corporation, a Delaware corporation (the “Parent”), Digirad Imaging Solutions, Inc., a Delaware corporation (“DIS”) and Digirad Ultrascan Solutions, Inc., a newly formed Delaware corporation (the “Purchaser”), on the other hand.

RECITALS

WHEREAS, the Seller owns and operates that certain medical imaging services business operating under the trade name, “Ultrascan” located in Suwanee, Georgia, that provides ultrasound and nuclear imaging services and other services to physicians (the “Business”);

WHEREAS, the Purchaser desires to purchase or license from the Seller, and the Seller desires to sell or license to the Purchaser, all or substantially all of the assets, properties, rights and claims of, or related to, the Business on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent, DIS and Purchaser to enter into this Agreement, (i) the Principal Stockholder is entering into an Employment Agreement in substantially the form attached hereto as Exhibit A (the “Principal Stockholder Employment Agreement”) and a Protective Covenant Agreement in substantially the form attached hereto as Exhibit A-1, and (ii) Matthew G. Molchan is entering into an Employment Agreement in substantially the form attached hereto as Exhibit B (the “Employment Agreement”); and

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” shall have the meaning set forth in Section 3.10(b) of this Agreement.

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

“Adjustment Amount” shall have the meaning set forth in Section 2.6(f) of this Agreement.

“Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Allocation” shall have the meaning set forth in Section 2.4(d) of this Agreement.

“Ancillary Agreements” shall mean the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Employment Agreements, the Protective Covenant Agreement and Non-Competition and Non-Solicitation Agreements.

“Arbitration Firm” shall mean JAMS located in San Diego, California or an American Arbitration Association organization in San Diego, California.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement dated the Closing Date between the Seller and the Purchaser, substantially in the form of Exhibit C hereto.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3 of this Agreement.

“Assumed Operational Lease Obligations” shall mean those operational lease obligations of the Seller as set forth on Exhibit G-1 to be assumed by the Purchaser at Closing.

“Average Price” shall mean as of any measurement date the average of the closing bid price of one share of Common Stock for the five business days immediately preceding the measurement date, as quoted on the NASDAQ stock exchange, or, in the event the Common Stock is not listed on the NASDAQ stock exchange at the measurement date, such other exchange or quotation system where the Common Stock is then listed or quoted, as applicable. In the event that the Common Stock is no longer publicly listed at the measurement date, then the Average Price shall mean the fair market value of one share of Common Stock as determined in good faith by Parent’s Board of Directors.

“Backlog” shall have the meaning set forth in Section 3.10(d) of this Agreement.

“Benchmark” shall have the meaning set forth in Section 2.6(c) of this Agreement.

“Bill of Sale” shall have the meaning set forth in Section 2.1 of this Agreement.

“Bulk Transfer Law” shall mean the bulk transfer provisions of the Uniform Commercial Code (or any similar Regulation).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in San Diego, California are authorized or obligated by any applicable Regulation to be closed.

“Business Employee” shall mean those employees and officers of the Seller engaged in performing services related to the Business.

“Business” shall have the meaning set forth in the recitals to this Agreement.

“Cash Consideration” shall mean the sum of (x) the Closing Payment, plus (y) the Closing Escrow Amount, plus (z) the ******* Escrow Amount.

“Closing” shall have the meaning set forth in Section 2.7 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.7 of this Agreement.

“Closing Escrow Amount” shall have the meaning set forth in Section 2.4(b) of this Agreement.

“Closing Escrow Fund” shall mean the fund established pursuant to Section 2.4(b) into which the Closing Escrow Amount and the ******* Escrow Amount are to be deposited.

“Closing Payment” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 2.7 of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.18(d) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Debt” shall have the meaning set forth in Section 2.3 of this Agreement.

“Common Stock” shall mean restricted common stock, par value $.001 per share, of Parent.

“Confidentiality Agreement” shall mean the Mutual Confidential Disclosure Agreement between Parent and Seller dated as of December 8, 2006.

“Consents” shall mean any and all consents, assignments, approvals, authorizations, registrations, filings with or waivers of any public, governmental or regulatory body or authority or from parties to Contracts that are (a) required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) necessary or desirable in order that the Purchaser can conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by the Seller before the Closing Date.

“Contested Claim” shall have the meaning set forth in Section 9.4(b) of this Agreement.

“Contract Rights” shall have the meaning set forth in Section 2.1(b) of this Agreement.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, Lease, purchase order, letter of credit, indenture, security or pledge agreement, undertaking, practice, covenant not to compete, employment agreement, severance agreement, license, instrument, obligation or commitment related to the Business to which the Seller is a party or is bound, whether oral or written.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Body that is binding on any Person or its property under applicable Regulations.

“Damages” shall have the meaning set forth in Section 9.2(a) of this Agreement.

“Default” shall mean (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration.

“Determination Date” shall have the meaning set forth in Section 2.6(e) of this Agreement.

“DIS” shall have the meaning set forth in the preamble of this Agreement.

“Disclosure Schedule” shall mean a schedule executed and delivered by the Seller to the Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III of this Agreement and certain other information called for by this Agreement.

“Earnout Payments” means collectively the First Earnout Payment, Second Earnout Payment, Third Earnout Payment, Fourth Earnout Payment and Fifth Earnout Payment.

“Earnout Shares” shall have the meaning set forth in Section 5.3.

“EBITDA” shall mean the aggregate net revenues including, but not limited to adjustments and offsets from all sources for the applicable period minus expenses (excluding taxes, interest, depreciation and amortization) of Purchaser for the applicable period, calculated in accordance with GAAP as then currently applied by Parent using complete calendar months in defining any 12-month period or three-month period. In calculating Purchaser’s EBITDA for any period, *********. In addition, in calculating Purchaser’s EBITDA for any period, the **********. The allocations will be ********** by the Chief Operating Officer of the Seller and the Chief Financial Officer of Parent.

“*****” shall mean (i) the First Amendment to Leasing Agreement between *****. and Ultrascan, Inc., amending the Leasing Agreement between these parties dated July 1, 2002, (ii) First Amendment to Leasing Agreement between ***** and Ultrascan, Inc., amending the Leasing Agreement between these parties dated March 5, 1999, and (iii) The Technology and Clerical Billing Services Agreement between ****** and Ultrascan, Inc.

“******* Escrow Amount” shall have the meaning set forth in Section 2.4(b). This one above goes after “*****” shall mean (i) the First Amendment to Leasing Agreement between *****. and Ultrascan, Inc., amending the Leasing Agreement between these parties dated July 1, 2002, (ii) First Amendment to Leasing Agreement between ***** and Ultrascan, Inc., amending the Leasing Agreement between these parties dated March 5, 1999, and (iii) The Technology and Clerical Billing Services Agreement between ****** and Ultrascan, Inc.

“********” shall mean a written consent executed by ***** to permit the Seller to assign the Leasing Agreement between the parties dated July 1, 2002 to the Purchaser.

“Employee Loans” shall mean any loans to employees or non-employees with an outstanding balance as of the Closing Date.

“Employee Offers” shall have the meaning set forth in Section 5.7 of this Agreement.

“Employee Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) ERISA, any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and any other benefit arrangement that is neither an employee pension benefit plan nor an employee welfare benefit plan, within the meaning of ERISA, including any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other equity compensation benefits or other forms of incentive compensation, termination allowance or post-retirement insurance sponsored, maintained or contributed to by the Seller or any ERISA Affiliate with respect to the Business.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” means any claim, action, litigation, notice of violation, cause of action, consent order, consent decree, investigation, written notice, penalties, expenses, losses or damages (including property damages and natural resource damages) related to any potential Liability arising out of, based on or resulting from (a) the presence or Release (of any Hazardous Substances in, on, from or under any of the Operating Sites; (b) requirements imposed by any Environmental Law, including costs of investigation or remediation or costs incurred in obtaining applicable Permits or complying with any Environmental Law; or (c) any violation or alleged violation of any Environmental Law.

“Environmental Exposure Claim” means any third party lawsuits, claims, actions, litigation, class action lawsuits, proceedings or demands asserted or instituted by any Person alleging bodily injury, adverse health effects or death, or seeking medical monitoring, arising out of or related to actual or alleged exposure of any Person to any Hazardous Substance, radioactive materials, asbestos or asbestos containing materials actually or allegedly (a) present at any Operating Site or (b) contained in any product or part manufactured, sold or distributed by Seller or any of its predecessors (or Affiliate of the Seller or any of its predecessors) on or prior to the Closing Date.

“Environmental Law” shall mean any and all Regulations relating to occupational safety and health; the protection of the environment or human health; the procurement, handling, use and disposal of any radioactive materials; emissions, discharges or Releases of Hazardous Substances, including radioactive materials, into the environment, including, without limitation, ambient air, surface water, groundwater or land; or otherwise relating to the handling of Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA Affiliate” shall mean each other Person that, together with the Seller as of the relevant measuring date under ERISA, is required to be treated as a single employer under Section 414 of the Code.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and interpretations promulgated thereunder.

“Escrow Agent” shall mean LaSalle Bank National Association or another institution reasonably acceptable to Parent and Seller.

“Escrow Agreement” shall have the meaning set forth in Section 2.4(b).

“Estimated Working Capital” shall have the meaning set forth in Section 2.6(a) of this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 2.2 of this Agreement.

“Expiration Date” shall have the meaning set forth in Section 9.1(a) of this Agreement.

“Facilities” shall mean all offices, manufacturing facilities, stores, warehouses, retail establishments, improvements, administration buildings, and all other facilities owned, leased or used by the Seller in connection with the Business.

“Fifth Earnout Milestone” refers to Purchaser’s achieving EBITDA of at least $****** during the Fifth Earnout Period, after deducting the aggregate amount (if any) paid to Seller as of December 31, 2011 in respect of the Earnout Payments.

“Fifth Earnout Payment” shall mean additional consideration in an amount equal to the lesser of (i) $*******, minus *********, and (ii) the amount by which Purchaser’s EBITDA during the Fifth Earnout Period exceeds $********* after deduction of the aggregate amount (if any) paid to Seller during such period in respect of *******. The Fifth Earnout Payment shall be payable in cash and Common Stock, as follows: (i) cash in an amount equal to *********; and (ii) a number of shares of Common Stock equal to (x) ***********, divided by (y) the then applicable Average Price.

“Fifth Earnout Period” shall mean the period commencing on the Closing Date and ending on April 30, 2011.

“Final Working Capital” shall have the meaning set forth in Section 2.6(d) of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.10(a) of this Agreement.

“First Earnout Milestones” refers collectively to the following: (i) Purchaser’s Total Revenue equals or exceeds $****** during the First Earnout Period; (ii) Purchaser’s EBITDA equals or exceeds $******* during the First Earnout Period; (iii) Purchaser enters into ******** during the First Earnout Period; and (iv) Purchaser *******.

“First Earnout Payment” shall mean (i) additional cash consideration of $******, plus (ii) a number of shares of Common Stock equal to (x) $*******, divided by (y) the then applicable Average Price.

“First Earnout Period” shall mean the 12 month period commencing on the Closing Date.

“Fourth Earnout Milestone” refers to Purchaser achieving EBITDA of at least $******* during the Fourth Earnout Period, after deducting the aggregate amount (if any) paid to Seller as of December 31, 2010 in respect of the Earnout Payments.

“Fourth Earnout Payment” shall mean additional consideration in an amount equal to the lesser of (i) $*******, minus the aggregate amount (if any) paid to Seller in respect of the Earnout Payments, and (ii) the amount by which Purchaser’s ******** exceeds $****** after deduction of *****. The Fourth Earnout Payment shall be payable in cash and Common Stock, as follows: (i) cash in an amount equal to *********; and (ii) a number of shares of Common Stock equal to (x) *******, divided by (y) the then applicable Average Price.

“Fourth Earnout Period” shall mean the period commencing on the Closing Date and ending on December 31, 2010.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Order” shall have the meaning ascribed to it in Section 3.15(b) of this Agreement.

“Hazardous Substances” means any materials, substances or wastes defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including, without limitation, petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

“Healthcare Laws” shall mean, without limitation, the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-8), the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), Medicare rules governing the operation of independent diagnostic testing facilities at 42 C.F.R. § 410.33, Medicare rules governing the supervision of diagnostic testing, all Medicare standards for reimbursement of diagnostic tests, the prohibition on the mark-up of purchased diagnostic test, and all other Medicare, Medicaid, and other governmental program guidance, the regulations promulgated pursuant to such laws, and any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates patient or program charges, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation, or provider credentialing, and any governmental orders or authorizations related thereto.

“Hired Employees” shall have the meaning set forth in Section 5.7(a) of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Intellectual Property Rights” shall mean all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications; (b) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together withy any registrations and applications for registration therefore; (c) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration therefore; (d) United States and foreign mask work rights and registrations and applications for registration thereof; (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information); (g) URL and domain name registrations; (h) inventions (whether or not patentable) and improvements thereto; (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Inventory” shall mean all of the Seller’s inventory held for sale or otherwise in connection with the operation of the Business, and all of the Seller’s raw materials, work in process, finished products, supply and packaging items and similar items, with respect to the Business, in each case wherever the same may be located.

“IRS” shall have the meaning set forth in Section 3.18(f) of this Agreement.

“Kickback Laws” shall mean, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalty laws (42 U.S.C. § 1320a-7a), any state law that regulates kickbacks or physician self-referral and the regulations promulgated pursuant to such laws.

“Knowledge” shall mean, with respect to any party, the actual knowledge of such party’s officer, director or key employee with respect to any fact, circumstance, event or other matter in question, after reasonable inquiry by such party.

“Leased Equipment” means those equipment leases of the Seller currently in effect as of the Closing Date.

“Leased Real Property” shall mean all leased property described in the Leases related to Facilities.

“Leasehold Estates” shall mean all of the Seller’s rights and obligations under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Seller.

“Leases” shall mean all of the existing leases, subleases, occupancy agreements, options, rights, concessions or other agreements or arrangements with respect to the personal or real property of the Seller related to the Business.

“Liens” shall have the meaning as set forth in Section 3.20 of this Agreement.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

“March Balance Sheet” shall have the meaning set forth in Section 3.10(b) of this Agreement.

“March Inventory” shall have the meaning set forth in Section 3.10(c) of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes or effects has had, or reasonably would be expected to have, a material adverse effect or change on the Seller, the Business, the Purchased Assets or on the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the terms “Material Adverse Effect” and “Material Adverse Change” shall not include any such effect resulting from general economic or industry conditions that did not disproportionately affect the Seller, the Business or the Purchased Assets or any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof.

“Material Contracts” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Multiemployer Plan” shall have the meaning set forth in Section 3.18(c) of this Agreement.

“Notice of Claim” shall have the meaning set forth in Section 9.1(b) of this Agreement.

“Notice of Disagreement” shall have the meaning set forth in Section 2.6(e) of this Agreement.

“Operating Site” shall have the meaning set forth in the definition of Pre-Closing Environmental Matters.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall mean the ordinary course of the Business, consistent with the Seller’s past practice.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“PCBs” shall have the meaning set forth in the definition of Hazardous Substances.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, or Governmental Body.

“Post-Closing Statement” shall have the meaning set forth in Section 2.6(d) of this Agreement.

“Pre-Closing Environmental Matters” shall mean (a) the presence as of or prior to the Closing Date of Hazardous Substances in, on or under any Real Property or Facilities conveyed by Seller to Purchaser pursuant to this Agreement (an “Operating Site”); (b) the production, use, generation, storage, treatment, transportation, recycling, Release or other handling or disposition of any kind at any time on or prior to the Closing Date of any Hazardous Substances, either in, on, from or under any Operating Site; (c) any Environmental Exposure Claim or other Environmental Claim against the Seller or Purchaser relating to or arising out of any act, omission or occurrence taken by or on behalf of the Seller or any of its predecessors (or Affiliate of the Seller or any of its predecessors), or otherwise occurring, on or prior to the Closing Date; (d) any failure on or prior to the Closing Date of the Seller or any Operating Site to be in compliance with any Environmental Law; (e) any Environmental Claim or Liability pursuant to Environmental Law at or otherwise related to any third party location to which the Seller sent, or caused to be sent, Hazardous Materials or to any real property currently or formerly owned or leased by or used, by the Seller but that is not an Operating Site; and (f) any other act, omission or occurrence of the Seller or any of its predecessors (or Affiliate of the Seller or any of its predecessors) prior to the Closing Date that gives rise to Liability or potential Liability to the Purchaser under any Environmental Law, Environmental Claim or Environmental Exposure Claim.

“Pre-Closing Healthcare Regulatory Matters” shall mean, without limitation: (i) any violation of, or non-compliance with, Healthcare Laws, Kickback Laws and any regulations related thereto; and (ii) any other act, omission or occurrence of the Seller or any of its predecessors (or Affiliate of the Seller or any of its predecessors), prior to or on the Closing Date that give rise to Liability or potential Liability to the Purchaser under any Healthcare Laws or Kickback Laws.

“Pre-Closing Tax Periods” shall mean those periods of taxation prior to the Closing Date.

“Preliminary Statement” shall have the meaning set forth in Section 2.6(a) of this Agreement.

“Principal Stockholder” shall have the meaning set forth in the preamble of this Agreement.

“Protective Covenant Agreement” shall have the meaning ascribed to it as set forth in Section 5.8 of this Agreement.

“Purchase Price” shall mean the sum of (x) the Cash Consideration, as adjusted pursuant to the Escrow Agreement and Sections 2.4 and 2.6 of this Agreement, plus (y) the aggregate Earnout Payments payable to Seller pursuant to this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 2.1 of this Agreement.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Real Property” shall mean all real property owned or leased by or used, by the Seller in connection with the Business, together with all buildings, improvements, fixtures, easements, licenses, options, insurance proceeds and condemnation awards and all other rights of the Seller in or appurtenant thereto.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Body, and including without limitation Environmental Laws, Healthcare Laws, Kickback Laws, laws governing radioactive materials, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health regulations, medical licensure regulations, ant-kickback regulations, regulations of federal and state healthcare industry regulatory organizations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, abandoning or migrating into the environment.

“Representative” with respect to any Person shall mean any officer, director, principal, attorney, agent, employee or other representative of such Person.

“Requisite Stockholder Approval” shall mean the approval of a majority of the holders of Seller’s capital stock.

“Second Earnout Milestone” refers to Purchaser’s achieving EBITDA of at least $***** during the Second Earnout Period, after deducting the aggregate amount (if any) paid to Seller as of December 31, 2008 in respect of the Earnout Payments.

“Second Earnout Payment” shall mean additional consideration in an amount equal to the lesser of (i) $******, minus the aggregate amount (if any) paid to Seller in respect of the ******, and (ii) the amount by which Purchaser’s *******after deduction of the aggregate amount (if any) paid to Seller during such period in respect of ******. The Second Earnout Payment shall be payable in cash and Common Stock, as follows: (i) cash in an amount equal to ******; and (ii) a number of shares of Common Stock equal to (x) ***** of the total dollar value of the *****, divided by (y) the then applicable Average Price.

“Second Earnout Period” shall mean the period commencing on the Closing Date and ending on December 31, 2008.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(b) of this Agreement.

“Seller’s Counsel” shall mean Troutman Sanders LLP.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Software” shall mean computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period Tax” shall have the meaning set forth in Section 5.6(c) of this Agreement.

“Subsidiary” of a Person shall mean any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes (including personal and real property taxes), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

“Technology” shall mean tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, “recipe books,” designs, bills of material, build instructions, test reports, schematics, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, lab notebooks, processes, prototypes, samples, studies or other know-how and other works of authorship.

“Third Earnout Milestone” refers to Purchaser’s achieving EBITDA of at least $******* during the Third Earnout Period, after deducting the aggregate amount (if any) paid to Seller as of December 31, 2009 in respect of the Earnout Payments.

“Third Earnout Payment” shall mean additional consideration in an amount equal to the lesser of (i) $*******, minus the aggregate amount (if any) paid to Seller in respect of the *******, and (ii) the amount by which Purchaser’s ******* after deduction of the aggregate amount (if any) paid to Seller during such period in respect of the *******. The Third Earnout Payment shall be payable in cash and Common Stock, as follows: (i) cash in an amount equal to **********; and (ii) a number of shares of Common Stock equal to (x) ******** of the total dollar value of the **********, divided by (y) the then applicable Average Price.

“Third Earnout Period” shall mean the period commencing on the Closing Date and ending on December 31, 2009.

“Third Party Claim” shall have the meaning set forth in Section 9.6 of this Agreement.

“Threshold Amount” shall have the meaning set forth in Section 9.7(a) of this Agreement.

“Total Revenue” shall mean the aggregate net revenues including, but not limited to adjustments and offsets from all sources for the applicable period, calculated in accordance with GAAP as then currently applied by Parent.

“Transfer Taxes” shall have the meaning set forth in Section 2.5 of this Agreement.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.

“University Agreement” means an agreement by and between Purchaser and/or DIS on the one hand and ******* on the other hand, pursuant to which ****** through appropriate affiliated medical personnel and/or facilities agrees to provide to Purchaser’s and/or DIS’s physician customers professional interpretations of nuclear ultrasound images and reasonable and customary related services.

“Unresolved Claims” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“*****” means ********* and affiliated institutions and organizations.

“Vehicles” means a 2003 Ford Excursion with Vehicle Identification Number of 1FMSU45P73ED20509 and a Chevrolet Express with Vehicle Identification Number of 1GCGG25V661221583.

“Working Capital” shall have the meaning set forth in Section 2.6(b) of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1 Transfer of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller, pursuant to a Bill of Sale substantially in the form of Exhibit E hereto (the “Bill of Sale”), shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall acquire from the Seller, free and clear of all Encumbrances, all of the Seller’s right, title and interest in and to the properties and assets and rights of any kind, whether tangible or intangible, real or personal, used in or related to the Business (collectively, the “Purchased Assets”), including, but not limited to:

(a) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of the Business;

(b) all of the Seller’s rights under the Contracts (the “Contract Rights”);

(c) all of the fixed assets related to the Business within the Seller’s Facilities and any services or maintenance Contracts with Customers of the Business and any Software used to operate equipment used in the Business;

(d) the Seller’s rights under the Leases;

(e) Leasehold Improvements;

(f) the Seller’s right to enforce the Settlement and Release Agreement by and between the Seller and Matthew G. Molchan dated as of April 30, 2007 and attached hereto as Exhibit K (the “Molchan Settlement Agreement”);

(g) Inventory;

(h) all furniture, fixtures and equipment related to the Business within the Seller’s Facilities;

(i) Backlog;

(j) books and records related to the Business, the Purchased Assets or the Assumed Liabilities;

(k) the supplies, sales literature, catalogues, brochures, promotional literature, customer, supplier and distributor lists, art work, other marketing materials, telephone and fax numbers and purchasing records related to the Business;

(l) all Seller’s right, title and interest in the name “Ultrascan”, any trade names, trade dress, designs and marketing materials currently in use by the Seller, and the “www.ultrascaninc.com” web site including the image and likeness of Hilie King;

(m) the Seller’s insurance policies with respect to the Business, to the extent assignable;

(n) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products or services delivered by the Seller with respect to the Business on or prior to the Closing Date; and

(o) any and all instruments and documents relating to any of the foregoing.

2.2 Excluded Assets. Notwithstanding the foregoing, there shall be excluded from the Purchased Assets and not transferred to the Purchaser, and to the extent in existence on the Closing Date, there shall be retained by the Seller, the assets related to the Business set forth on Exhibit F hereto or otherwise specified by the Purchaser prior to the Closing (the “Excluded Assets”).

2.3 No Assumption of Liabilities. Notwithstanding any provision in this Agreement or any of the other Ancillary Agreements to the contrary, the Purchaser shall not assume any Liabilities of the Seller (or any predecessor owner of all or part of the Seller’s business and assets), including, without limitation, any Taxes of Seller (including any liability for Taxes arising from or attributable to Seller’s operation of the Business or use or ownership of the Purchased Assets for all Pre-Closing Tax Periods, and including any Transfer Taxes and Straddle Period Taxes attributable to Seller pursuant to this Agreement), liabilities arising from the merger or other combination of Ultrascan, Inc. and Ultrascan of Macon, Inc., liabilities arising from the failure to pay employee overtime or any other such employee matter, any such Liabilities related to any Pre-Closing Environmental Matters, Pre Closing Healthcare Regulatory Matters, operating lease obligations, Employee Loans or any Liabilities of any Employee Plan, except the payment of up to $1,500,000 of any commercial debt of Seller to Gwinnett Community Bank and the lease pay out obligations for the Vehicles (the “Commercial Debt”), and other liabilities of the Seller that have been agreed to by Purchaser, all as set forth on Exhibit G hereto (the “Assumed Liabilities”). All such non-assumed Liabilities shall be retained by and remain Liabilities of the Seller. Purchaser shall not assume any operational lease obligations of the Seller except for the Assumed Operational Lease Obligations set forth on Exhibit G-1 hereto. All such non-assumed operational lease obligations shall be retained by and remain liabilities and obligations of the Seller.

2.4 Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Purchaser:

(a) Closing Payment. At the Closing, Purchaser shall pay to Seller cash in the amount of $******, by wire transfer of immediately available funds to account numbers provided to the Purchaser by the Seller prior to the Closing (the “Closing Payment”).

(b) Closing Escrow Fund. Effective as of Closing, Parent, DIS, Purchaser, Seller and the Escrow Agent are entering into the Escrow Agreement substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, at the Closing, Parent shall deposit with the Escrow Agent (i) cash in the amount of $***** (the “Closing Escrow Amount”) and (ii) cash in the amount of $******* (the “****** Escrow Amount,”). The Escrow Agent shall hold the Closing Escrow Amount and the ****** Escrow Amount in an account (the “Closing Escrow Fund”). The Escrow Agent shall hold the Closing Escrow Amount as security for Seller’s indemnification obligations under Article IX. All interest earned on the Closing Escrow Fund shall inure to the benefit of the Seller. If not paid to Parent in connection with the indemnification obligations owed to any Parent Indemnified Party, the failure to execute the *******, the failure to obtain the *******, or to cover Taxes, any income and gains of the Closing Escrow Fund shall ultimately be distributable to the Seller in accordance with this Agreement and the Escrow Agreement.

(c) Earnout Payments. In addition to the Cash Consideration and subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller the Earnout Payments, as follows:

(i) If all of the First Earnout Milestones are achieved, Purchaser shall deliver the First Earnout Payment to Seller within sixty (60) days after the first anniversary of the Closing Date; provided that Seller shall be entitled to receive no portion of the First Earnout Payment if any one of the First Earnout Milestones is not achieved, but, in such event, Seller will remain eligible to receive the Second Earnout Payment, Third Earnout Payment, Fourth Earnout Payment and Fifth Earnout Payment, subject in each case to the terms and conditions contemplated herein.

(ii) If the Second Earnout Milestone is achieved, Purchaser shall deliver the Second Earnout Payment to Seller within sixty (60) days after December 31, 2008.

(iii) If the Third Earnout Milestone is achieved, Purchaser shall deliver the Third Earnout Payment to Seller within sixty (60) days after December 31, 2009.

(iv) If the Fourth Earnout Milestone is achieved, Purchaser shall deliver the Fourth Earnout Payment to Seller within sixty (60) days after December 31, 2010.

(v) If the Fifth Earnout Milestone is achieved, Purchaser shall deliver the Fifth Earnout Payment to Seller within sixty (60) days after April 30, 2011.

(d) The Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the applicable Treasury Regulations), shall be allocated among the Purchased Assets as reasonably agreed to by the Seller and the Purchaser (the “Allocation”) within sixty (60) days of the Closing Date. The Seller and the Purchaser agree to (i) be bound by the Allocation; (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

2.5 Closing Costs; Transfer Taxes; Fees and Expenses. Notwithstanding any other provision of this Agreement, the Seller shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto (“Transfer Taxes”). The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Purchased Assets capable of being so transmitted. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Seller shall promptly reimburse the Purchaser for any Transfer Taxes so paid by the Purchaser upon receipt of notice that such Transfer Taxes have been paid. The Seller shall pay the premium for a leasehold policy of title insurance with regard to each material parcel of Leased Real Property, in an amount and in a form acceptable to the Purchaser. Except as expressly provided otherwise in this Agreement, each party to this Agreement shall bear its own costs, fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.6 Purchase Price Adjustment

(a) Delivery of Preliminary Statement. Not later than three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a certificate (the “Preliminary Statement”) setting forth the Seller’s estimate of the Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital”). The Preliminary Statement shall be certified and signed by an authorized officer of the Seller and shall be prepared in accordance with the requirements of this Section 2.6.

(b) Working Capital. “Working Capital” shall mean those line items comprising the current assets to be acquired by Purchaser, calculated on a GAAP basis, of the Business minus those line items comprising the current liabilities of the Business to be assumed by Purchaser (excluding the Commercial Debt), in each case, as set forth on Exhibit J hereto. Without limiting the generality of the foregoing, Working Capital is to be calculated in the same way, using the same methodologies and accounting practices and principles applied on a consistent basis (including with respect to determining estimates and allowances) as the line items comprising Working Capital as set forth on Exhibit I.

(c) Initial Purchase Price Adjustment. At the Closing, the Purchase Price and the Cash Consideration shall be (i) increased, dollar for dollar, by the amount by which the Estimated Working Capital exceeds the Working Capital (the “Benchmark”) or (ii) decreased, dollar for dollar, by the amount by which the Estimated Working Capital is less than the Benchmark.

(d) Post-Closing Statement. Within ninety (90) calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Post-Closing Statement”) setting forth its calculation of the Working Capital as of the close of business on the Closing Date (the “Final Working Capital”). The Post-Closing Statement shall be prepared in accordance with the requirements of this Section 2.6.

(e) Disputes. During the thirty- (30)-calendar-day period following receipt of the Post-Closing Statement, the Seller and its Representatives shall be permitted to review the books, records, working papers and all other information and materials relating to the Post-Closing Statement, and the Purchaser shall cooperate with the Seller to provide it and its Representatives with access to facilities and personnel (including those responsible for the preparation of the Post-Closing Statement) and any other information used in preparing the Post-Closing Statement reasonably requested by them. The Post-Closing Statement shall become final and binding on the thirtieth (30th) calendar day following the Seller’s receipt thereof, provided the Purchaser has reasonably cooperated as provided above, unless the Seller gives written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Purchaser on or prior to such date. Any Notice of Disagreement shall specify the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Post-Closing Statement (as revised in accordance with this sentence) shall become final and binding on the earlier of (i) the date on which the Purchaser and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date on which any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the fifteen-(15)-calendar-day period following the delivery of a Notice of Disagreement, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If such dispute has not been resolved by the end of such fifteen-(15)-calendar-day period, the Purchaser and the Seller shall escalate the dispute to their respective Chief Financial Officers or similar level executives who shall consider the dispute in a mutually agreeable location and shall attempt in good faith to resolve the dispute. If such officers are unable to resolve such dispute within ten (10) calendar days, the Purchaser and the Seller shall submit for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement to Ernst & Young, LLP in Atlanta, Georgia (or such other nationally recognized independent firm that is mutually agreed upon by the Purchaser and the Seller) (the “Accounting Firm”) for arbitration by a mutually acceptable partner of the Accounting Firm (provided that if either party shall reasonably discover a conflict of interest associated with Ernst & Young, LLP, the parties shall retain Deloitte & Touche USA LLP to act as the Accounting Firm). The Purchaser and the Seller shall retain the Accounting Firm no later than five (5) Business Days following the expiration of such ten-(10)-calendar-day period. In the event of a failure to retain the Accounting Firm during such time period, either the Purchaser or the Seller, acting individually, shall have the right to retain the Accounting Firm on behalf of both the Purchaser and the Seller. The Purchaser and the Seller shall use their commercially reasonable efforts to cause the Accounting Firm to render a decision resolving any matters submitted to the Accounting Firm within thirty (30) calendar days following submission thereof. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Without limiting the generality of the foregoing, the Purchaser and the Seller shall each promptly provide, or cause to be provided, to the Accounting Firm all information, and to make available to the Accounting Firm all personnel, as are reasonably necessary to permit the Accounting Firm to resolve any disputes pursuant to this Section 2.6. The fees and expenses of the Accounting Firm and reasonable attorneys’ fees and expenses of the parties pursuant to this Section 2.6(e) shall be borne by the Purchaser and the Seller proportionately based on which party’s position was closest to the determination of the Accounting Firm. The scope of the disputes to be resolved by the Accounting Firm, and the scope of the Accounting Firm’s review, shall be limited to disputes concerning whether such calculation was performed in accordance with the guidelines set forth in this Section 2.6, whether or not there were errors in the Post-Closing Statement and the other matters specifically set forth in this Section 2.6(e), and the Accounting Firm shall not make any other determination. The date on which the Final Working Capital is finally determined in accordance with this Section 2.6(e) is hereinafter referred to as the “Determination Date.”

(f) Final Purchase Price Adjustment. The “Adjustment Amount” shall equal the Final Working Capital minus the Estimated Working Capital, which may be positive or negative. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the absolute value of the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount.

(i) If the Adjustment Amount is a positive number then, promptly following the Determination Date, and in any event within five (5) Business Days thereafter, the Purchaser shall pay to the Seller the Adjustment Amount, as finally determined, plus interest on the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

(ii) If the Adjustment Amount is a negative number then, promptly following the Determination Date, and in any event within five (5) Business Days thereafter, the Seller shall pay to the Purchaser an aggregate amount equal to the absolute value of the Adjustment Amount, as finally determined, plus interest on the absolute value of the Adjustment Amount from the Closing Date to the date of payment at the “Prime Rate” of interest published in the “Money Rates” column of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

(iii) Notwithstanding the foregoing, upon the final determination of Final Working Capital and after the Closing Date, to the extent that any portion of the Assumed Liabilities constituting payroll liabilities or non-payroll liabilities reflected on the Post-Closing Statement is not transferable to, or able to be assumed by, the Purchaser under applicable Regulations or otherwise (such Assumed Liabilities, the “Nontransferable Liabilities”), to the extent that such Liabilities remain Liabilities of the Seller after the Closing Date, then the Purchaser shall remit to the Seller an amount of cash equal to the amount of such Nontransferable Liabilities at such time as the Adjustment Amount is paid by the Seller or the Purchaser, as the case may be. To the extent that an Adjustment Amount is not payable pursuant to this Section 2.6(f), then the Purchaser shall reimburse the Seller for any Nontransferable Liabilities within five (5) Business Days following the Determination Date.

2.7 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII of this Agreement, the closing of the sale of the Purchased Assets to the Purchaser and the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Closing”) shall take place by the electronic exchange of signature pages, at a time to be agreed upon by the Purchaser and the Seller, on a date (no later than the fifth (5th) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI and VII of this Agreement) to be agreed upon by the Purchaser and the Seller (the “Closing Date”).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND

PRINCIPAL STOCKHOLDER

As an inducement to Parent, DIS and Purchaser to enter into this Agreement, except as set forth in the appropriate section of the Disclosure Schedule, the Seller, the Seller’s Subsidiaries and Principal Stockholder hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

3.1 Organization of the Seller. The Seller is a corporation duly organized and validly existing under the laws of the State of Georgia with full corporate power and corporate authority to conduct its business as it is presently being conducted, to own or lease, as applicable, its Real Property and the Purchased Assets, and to perform all its obligations under the Contracts to which it is a party. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of the Seller heretofore delivered to the Purchaser are accurate and complete as of the date hereof.

3.2 Authorization. The Seller has all requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and the Molchan Settlement Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and the Molchan Settlement Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors of the Seller. This Agreement has been duly executed and delivered by the Seller and is, and upon execution and delivery of the Ancillary Agreements, this Agreement, the Ancillary Agreements and the Molchan Settlement Agreement to which the Seller is a party will be, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditor’s rights generally and except insofar as the availability of equitable remedies may be limited by applicable Regulations.

3.3 Title to Purchased Assets; Condition of Purchased Assets. The Seller has, and will transfer to the Purchaser, sole ownership of (and, in the case of Real Property, good and marketable title to or valid leasehold interests in) each of the Purchased Assets and upon the consummation of the transactions contemplated hereby, the Purchaser will acquire sole ownership of (and, in the case of Real Property, good and marketable title to or valid leasehold interests in) all of the Purchased Assets, free and clear of any Encumbrances. All tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and are usable in the Ordinary Course of Business as currently conducted. Section 3.3 of the Disclosure Schedule sets forth a list of all tangible Purchased Assets as of the date of this Agreement.

3.4 Absence of Certain Changes or Events. Except as set forth in Section 3.4 of the Disclosure Schedule, since December 31, 2006, there has not been any:

(a) Material Adverse Change;

(b) sale, assignment or transfer of any of the assets of the Seller related to the Business, singly or in the aggregate, other than sales, assignments or transfers from Inventory in the Ordinary Course of Business;

(c) waiver of any rights of substantial value to the Seller with respect to the Business;

(d) amendment, cancellation or termination of any Contract or Permit material to the operation of the Business;

(e) capital expenditure or execution of any lease relating to the Business or any incurring of $***** in the aggregate relating to the Business;

(f) failure to pay any material obligation related to the Business except those contested in good faith and for which proper reserves have been made;

(g) failure to operate the Business in the Ordinary Course so as to use reasonable efforts to preserve the Purchased Assets and the Business intact and to preserve the goodwill of suppliers, customers, employees and others having business relations with the Seller or its Representatives with respect to the Business, including, without limitation, continuing to invest in maintenance and ordinary course capital expenditures for the manufacturing Facility and related equipment;

(h) change in accounting methods or practices by the Seller with respect to the Business;

(i) revaluation of any of the Purchased Assets, including without limitation, writing off notes or accounts receivable other than (i) for which reserves have been established or (ii) in the Ordinary Course of Business;

(j) damage, destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets or the operation of the Business;

(k) creation of a new Encumbrance against any of the Purchased Assets, singly or in the aggregate;

(l) indebtedness incurred by the Seller for borrowed or purchase money or any commitment to borrow money entered into by the Seller, or any loans made or agreed to be made by the Seller, in each case, with respect to the Business;

(m) any Liability incurred by the Seller with respect to the Business except in the Ordinary Course of Business;

(n) any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves with respect to the Business;

(o) acquisition of any interest in any other business entity by the Seller that is engaged in the same business as the Business;

(p) except in the Ordinary Course of Business consistent with past practice, increase in, or promise to increase, compensation or benefits payable to or to become payable to any employees, officers or directors of the Seller relating to the Business, any amendment to any Employee Plans that would materially increase the cost thereof, or establishment of any new Employee Plans;

(q) other event or condition of any character which in any one case or in the aggregate has had or might be reasonably expected to have a Material Adverse Effect; or

(r) agreement by the Seller or any of its Affiliates to do any of the foregoing.

3.5 Material Contracts.

(a) Section 3.5 of the Disclosure Schedule lists all of the Material Contracts to which the Seller is a party or is bound related to the Business as of the date of this Agreement.

(b) “Material Contracts” shall mean:

(i) Contracts related to the Business not made in the Ordinary Course of Business;

(ii) license agreements or royalty Contracts related to the Business, whether the Seller is the licensor or licensee thereunder;

(iii) confidentiality and non-disclosure agreements related to the Business, whether the Seller is the beneficiary or the obligated party thereunder;

(iv) Contracts related to the Business involving future expenditures or Liabilities, actual or potential, or future revenues in excess of $***** after the date hereof or otherwise material to the Business or the Purchased Assets;

(v) employment contracts, consulting contracts and severance agreements with any director, officer or employee of the Seller engaged in the Business, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of the Seller or any of Parent, DIS or Purchaser any severance, termination, “golden parachute,” or other similar payments to any present or former personnel of the Seller following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(vi) indemnification agreements providing for the indemnification by the Seller of any director, officer or employee of the Seller engaged in the Business;

(vii) Contracts to procure key raw materials used in the Business, such as wafers and chemicals;

(viii) promissory notes, loans, agreements, indentures, evidences of indebtedness, guarantees, currency or interest rate agreements or other instruments relating to an obligation to pay money with respect to the Business, whether the Seller shall be the borrower, lender or guarantor thereunder in excess of $***** in the aggregate;

(ix) any licenses or Contracts with equipment or Software vendors;

(x) Contracts containing covenants limiting the freedom of the Seller or any officer, director, employee, or other Affiliates of the Seller, to engage in any line of business or compete with any Person that relates to the Business;

(xi) Contracts with any Governmental Body that relate to the Business;

(xii) Leases;

(xiii) distribution agreements related to the Business;

(xiv) letters of credit related to the Business;

(xv) Contracts with any customers of the Business; and

(xvi) any other Contract material to the operation of the Business.

True, correct and complete copies of all of the Material Contracts which are written, or written summaries of oral Material Contracts, including all amendments and supplements thereto, have been delivered to the Purchaser. Each such Material Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of the Seller or any of its Representatives. Except as set forth in Section 3.5 of the Disclosure Schedule, no Material Contract requires the consent of, or notification to, any other contracting party to the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Material Contracts is valid, binding and enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditor’s rights generally and except insofar as the availability of equitable remedies may be limited by applicable Regulations. The Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Material Contracts. To the Knowledge of the Seller, all other parties to such Material Contracts have complied with the provisions thereof, no party is in Default thereunder and no notice, whether written or oral, of any claim of Default has been given to the Seller. The products and services called for by any unfinished Material Contract can be supplied in accordance with the terms of such Material Contract, including time specifications, and, to the Knowledge of the Seller, as of the date of this Agreement and as of the Closing Date, no unfinished Material Contract will, upon performance by the Seller, result in a loss to the Seller. To the Knowledge of the Seller, no party to any Material Contract intends to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term.

3.6 Facilities.

(a) Actions. There are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings or other Actions relating to any Facility.

(b) Leases or Other Agreements. There are no Leases or other agreements granting to any Person the right to purchase, use or occupy any Facility, or any Real Property in connection with the Business or any portion thereof or interest in any such Facility or Real Property.

(c) Facility Leases and Leased Real Property. With respect to each Lease listed on Section 3.5 of the Disclosure Schedule, the Seller has an unencumbered interest in the Leasehold Estate. The Seller enjoys peaceful and undisturbed possession of all the Leased Real Property. The Seller has delivered to the Purchaser a true and correct copy of each of the Leases. Each Lease is valid and in full force and effect, is unmodified and represents the entire agreement between the Seller and the applicable landlord. There exist no obligations on the part of the Seller to be paid or performed with respect to the Leases other than those set forth in the Leases. The Seller and, to the Knowledge of the Seller, no other party to such Leases, is in default of its respective obligations under any Lease.

(d) Certificate of Occupancy; Compliance with Law. To the Knowledge of the Seller, all Facilities have received all required approvals of Governmental Bodies (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with, and the Seller is not in violation of, any Regulation applicable to any Facility or any parcel of Real Property, including without limitation the Americans with Disabilities Act and the Map Act.

(e) Utilities. All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably he expected to result in the termination of the present access from any Facility to such utility services. All utilities that service the Facilities are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the applicable Facility.

(f) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including, without limitation, all Leasehold Improvements, and all fixtures and equipment and other tangible assets owned, leased or used by the Seller at the Facilities are (i) insured to the extent and in a manner customary in the industry; (ii) structurally sound with no known material defects; (iii) in good operating condition and repair, subject to ordinary wear and tear; (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material; (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity with all applicable Regulations.

(g) No Special Assessment. The Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

(h) Access; Shared Facilities. Each Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel, and access to each Facility is provided by paved public right-of-way with adequate curb cuts available. There are no shared facilities or services at the Facilities which are used in connection with any business or other operations of the Seller or any of its affiliates, other than the Business.

3.7 Permits. Section 3.7 of the Disclosure Schedule sets forth a complete list of all Permits, all of which are as of the date hereof, and all of which will be as of the Closing Date, in full force and effect. The Seller has, and at all times has had, all material Permits required under any Regulation in the operation of the Business or in the ownership of the Purchased Assets, including all requisite approvals by the United States Department of Commerce with respect to all of the Seller’s products exported or sold outside of the United States, and owns or possesses such Permits free and clear of all Encumbrances. The Seller is not in Default, nor has it received any notice, whether written or oral, of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement and the Ancillary Agreements. No present or former shareholder, director, officer or employee of the Seller or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Seller owns, possesses or uses.

3.8 No Conflict or Violation. Except as set forth in Section 3.8 of the Disclosure Schedule, the execution, delivery or performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, and compliance by the Seller with any of the provisions hereof or thereof, will not (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Seller; (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Material Contract or Permit; (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Regulation or Court Order or (d) impose any Encumbrance on the Purchased Assets or the Business.

3.9 Consents and Approvals. Except as set forth in Section 3.9 of the Disclosure Schedule and the Requisite Stockholder Approval, no Consent is required to be made or obtained by the Seller or any of its Affiliates in connection with the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

3.10 Financial Information.

(a) The Seller has delivered to the Purchaser (i) the unaudited schedule of assets and liabilities of the Business as of December 31, 2006, and the related unaudited statements of profit and loss and cash flows for the twelve (12) months then ended and (ii) the unaudited schedule of assets and liabilities of the Business as of March 31, 2007 (the “March Balance Sheet”), and the related unaudited statements of profit and loss and cash flows for the period then ended (collectively, the “Financial Statements”). The Financial Statements (i) are true, accurate and complete, (ii) are consistent with the Seller’s books and records and (iii) present fairly and accurately the financial position of the Business as of the respective dates thereof and the results of operations of the Business as of and through such dates.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Business as of March 31, 2007 (the “Accounts Receivable”). The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. To the Knowledge of the Seller, all Accounts Receivable are fully collectible in the Ordinary Course of Business within three (3) months except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the March Balance Sheet.

(c) Section 3.10(c) of the Disclosure Schedule sets forth a true, correct and complete itemization of the Inventory of the Seller as of March 31, 2007 (the “March Inventory”). Within 30 days following Closing, the Seller will deliver to the Purchaser a true, correct and complete itemization of the Inventory of the Seller as of April 30, 2007. The March Inventory has been determined in accordance with the normal valuation policy of the Seller, consistently applied and in accordance with GAAP. The March Inventory consists only of items of quality and quantity commercially usable and salable in the Ordinary Course of Business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided and reflected on the March Balance Sheet, and the present quantity of all March Inventory is reasonable in the present circumstances of the Business.

(d) Section 3.10(d) of the Disclosure Schedule sets forth a true, correct and complete itemization of all accepted and unfulfilled orders for services entered into by the Seller with respect to the Business as of March 31, 2007 (the “Backlog”). No outstanding purchase commitment of the Seller with respect to the Business presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms or conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, contract or unfulfilled order of the Seller which will or would, if accepted, result in a net loss to the Business.

3.11 Books and Records. The Seller has made and kept (and given the Purchaser access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business. The Seller has not engaged in any transaction, maintained any bank account or used any corporate funds with respect to the Business, except for transactions, bank accounts and funds which have been and are reflected in the books and records with respect to the Business to which the Seller has given the Purchaser access.

3.12 Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, (i) against, related to or affecting (A) the Business or the Purchased Assets (including with respect to Environmental Laws, Healthcare Laws, Kickback Laws, Environmental Claim or Environmental Exposure Claim) or (B) any officer, director or employee of the Seller, in such capacity, with respect to the Business; (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) that involves the risk of criminal liability by the Seller with respect to the Business or (iv) in which the Seller is a plaintiff, including any derivative suits brought by or on behalf of the Seller, with respect to the Business. The Seller is not in Default with respect to or subject to any Court Order applicable to the Business, and there are no unsatisfied judgments against the Business or the Purchased Assets. To the Knowledge of the Seller, there is not a reasonable likelihood of an adverse determination of any pending Action related to the Business. There are no Court Orders or agreements with, or liens by, any Person, Governmental Body or quasi-Governmental Body relating to any Environmental Law which regulate, obligate, bind or in any way affect the Purchased Assets (including any Operating Site) or the Business.

3.13 Labor Matters. The Seller is not a party to any labor agreement with respect to its employees relating to the Business with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice, which pertain to any current or former Business Employees. The Seller has not experienced any attempt by organized labor or its Representatives to make it conform to demands of organized labor relating to its Business Employees or to enter into a binding agreement with organized labor that would cover the Business Employees. There is no labor strike or labor disturbance pending or, to the Knowledge of the Seller, threatened against the Seller, nor is any grievance currently being asserted, and the Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice relating to the Business. The Seller is in material compliance with all applicable Regulations relating to the employment of labor relating to the Business, including but not limited to wages, hours, benefits, nondiscrimination, immigration, the payment of Social Security and similar Taxes and collective bargaining with respect to the Business. Without limiting the foregoing, with respect to the Business, the Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such act, in the personnel file of each Business Employee hired after November 9, 1986. The Seller has not received any notice of a sex, age, race, disability, gender or religious discrimination claim brought or threatened to be brought against the Seller relating to the Business. Section 3.13 of the Disclosure Schedule sets forth the names and lists the current annual salary rates or current hourly wages of all Hired Employees, and also sets forth the earnings for each such employee as reflected on Form W2 for the 2006 calendar year, the employment position of each, the location of each and the date of hire and, if applicable, date of rehire of each, with each such individual identified as (i) salaried or hourly; (ii) exempt or nonexempt; (iii) full-time or part-time; (iv) temporary, permanent or leased and (v) active or inactive (with the reason for such inactive status specified, e.g., leave of absence, Family Medical Leave Act, disability, layoff, etc.). To the Knowledge of the Seller, no Business Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect the performance of his or her duties as an employee of the Seller or DIS or Purchaser. The Seller is not and will not be required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, waiver or other authorization from, any Governmental Body in relation to any of the Hired Employees in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation or performance of the transactions contemplated hereby or thereby.

3.14 Liabilities. The Seller does not have Liabilities due or to become due with respect to the Business, except (a) Liabilities arising in the Ordinary Course of Business under Contracts and Permits and (b) Liabilities incurred since December 31, 2006 in the Ordinary Course of Business and in accordance with this Agreement (none of which relates to any Default under any Contract or Permit, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.

3.15 Compliance with Law.

(a) General. Other than with respect to Healthcare Laws and Kickback Laws, to the Seller’s Knowledge, the Seller’s conduct of the Business has not materially violated and is in material compliance with all Regulations and Court Orders relating to the Purchased Assets or the Business. The Seller has not received any notice to the effect that, or otherwise been advised that, the Seller is not in compliance with any such Regulations or Court Orders, and the Seller does not reasonably anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

(b) Healthcare and Kickback Laws. To the Seller’s Knowledge, Seller and the Principal Stockholder have complied in all material respects with all applicable Healthcare Laws, Kickback Laws and any orders related thereto promulgated by any Governmental Body (“Governmental Order”). Seller and the Principal Stockholder are not relying on any exemption from or deferral of any Healthcare Laws, Kickback Laws, Governmental Order or governmental authorization related thereto that would not be available to Purchaser after the Closing. No physicians or other health care professionals with either an ownership or compensation relationship with the Seller or the Principal Stockholder are provided compensation or paid any ownership remuneration in any manner that, directly or indirectly, takes into account the value or volume of referrals or other business generated by that physician or other health care professional for Seller or the Principal Stockholder. In addition, none of the physicians or physician groups that perform medical director, professional interpretation, professional supervision, or other personal services on behalf of the Seller or the Principal Stockholder including, without limitation, ********, either refer patients to Seller or the Principal Stockholder or are in a position to refer patients to them.

3.16 No Brokers. Neither the Seller nor any of the Seller’s Representatives has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Parent, DIS, Purchaser, Seller or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

3.17 Intellectual Property.

(a) General. Section 3.17(a) of the Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Seller that are applicable to the Business: (i) for each patent and patent application with a claim or potential claim applicable to the Business, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; (iv) for each mask work, the date of first commercial exploitation and if registered, the registration number and date of registration, for each among country, province and state; (v) for the likeness and images of Hilie King, the date of consent to use thereof by the Seller; and (vi) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered. In addition, Section 3.17(a) of the Disclosure Schedule includes a list of all Software incorporated in, provided with or otherwise necessary to use, support and maintain the Business. True and correct copies of all applications filed and registrations (including all pending applications and application related documents) related to the Intellectual Property Rights listed on Section 3.17(a) of the Disclosure Schedule have been provided or made available to the Purchaser. Finally, Section 3.17(a) of the Disclosure Schedule lists all in-licenses of Technology or Intellectual Property Rights applicable to the products and services of the Business, other than standard, off-the-shelf Software commercially available on standard terms from third-party vendors.

(b) Sufficiency. The Intellectual Property Rights and Technology owned by the Seller, or licensed by the Seller for use in the Business constitute all Intellectual Property Rights and Technology necessary for the conduct of the Business as presently conducted, including the design, manufacture, license and sale of all products and services currently under development or in production.

(c) Royalties and Licenses. Except pursuant to the licenses listed in Section 3.17(a) of the Disclosure Schedule, the Seller has no obligation to compensate or account to any Person for the use of any of the Intellectual Property Rights or Technology applicable to the Business.

(d) Ownership. The Seller (i) owns all right, title and interest in and to the Intellectual Property Rights and Technology purported to be owned by the Seller applicable to the Business, including the Intellectual Property Rights and Technology listed on Section 3.17(a) of the Disclosure Schedule, free and clear of any liens, claims or encumbrances and (ii) has a valid and enforceable right or license to use all other Intellectual Property Rights and Technology used in the conduct of the Business, and all such licensed Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights on behalf of the Business by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the Intellectual Property Rights and Technology owned by the Seller have been: (i) developed by employees of the Seller within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Seller pursuant to enforceable written agreements or (iii) otherwise acquired by the Seller from a third party who has assigned all Intellectual Property Rights and ownership of all Technology it has developed on the Seller’s behalf to the Seller.

(e) Absence of Claims; Non-infringement. No proceedings, claims or actions have been instituted or are pending against the Seller, or, to the Knowledge of the Seller, are threatened, that challenge the right of the Seller with respect to the use or ownership of the Intellectual Property Rights or Technology of the Seller applicable to the Business. Without limiting the foregoing, no interference, opposition, reissue, reexamination or other proceeding is or has been pending or, to the Knowledge of the Seller, threatened, in which the scope, validity, or enforceability of any of the Seller’s Intellectual Property Rights related to the Business is being, has been or could reasonably be expected to be contested or challenged. To the Knowledge of the Seller, neither Seller’s past nor present use of Intellectual Property Rights or Technology owned by the Seller applicable to the Business infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person. The Seller has not received any notice alleging, and otherwise has no Knowledge of (i) the invalidity of, or any limitation on Seller’s right to use, any of the Intellectual Property Rights or Technology owned by the Seller applicable to the Business or of (ii) the alleged infringement, misappropriation or breach of any Intellectual Property Rights of others by the Seller applicable to the Business. The Intellectual Property Rights and Technology owned by the Seller applicable to the Business are not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Body affecting the rights of the Seller with respect thereto. To the Knowledge of the Seller, no Person has interfered with, infringed upon or misappropriated any of the Seller’s Intellectual Property Rights, or is currently doing so.

(f) Licenses to Third Parties. Section 3.17(f) of the Disclosure Schedule lists all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual

Property Rights or Technology of the Seller applicable to the Business. The Seller is not bound by, and no Intellectual Property Rights owned by the Seller applicable to the Business is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert or enforce any of its Intellectual Property Rights anywhere in the world on behalf of the Business. Without limiting the foregoing, the Seller has not granted any exclusive licenses to the Intellectual Property Rights or Technology owned by the Seller and applicable to the Business.

(g) Protection of Intellectual Property Rights. All of the registrations and pending applications to Governmental Bodies with respect to the Intellectual Property Rights owned by the Seller and applicable to the Business have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid, and the Seller has taken all other actions required to maintain their validity and effectiveness. The Seller has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Business. Without limiting the foregoing, (i) there has been no misappropriation of any trade secrets or other confidential Intellectual Property Rights or Technology used in connection with the Business by any Person; (ii) to the Knowledge of the Seller, no employee, independent contractor or agent of the Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business and (iii) to the Knowledge of Seller, no employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property Rights and Technology applicable to the Business. No funding, facilities, or personnel of any Governmental Body or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller’s Intellectual Property Rights or Technology applicable to the Business. The Seller has not made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate the Seller or any of Parent, DIS or Purchaser to grant licenses to or otherwise impair control of the Intellectual Property Rights applicable to the Business.

3.18 Employee Plans.

(a) Disclosure of Employee Plans. Section 3.18 of the Disclosure Schedule contains a complete list of all Employee Plans.

(b) Pension Plans. Neither the Seller nor any ERISA Affiliate of the Seller has sponsored, maintained, participated in or contributed to, and does not now sponsor, maintain, participate in or contribute to (i) any plan subject to Title IV of ERISA or (ii) any plan subject to the minimum funding requirements of Section 412 of the Code. Neither the Seller nor any ERISA Affiliate of the Seller has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, its trust is exempt from taxation under Section 501(a) of the Code and it has received a current and valid determination letter (or opinion letter if applicable) from the Internal Revenue Service.

(c) Multiemployer Plans. No Employee Plan is a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA (“Multiemployer Plan”), and neither the Seller nor any of its ERISA Affiliates sponsors or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to any Multiemployer Plan.

(d) Welfare Plans. Each Employee Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Parts 6 and 7 of Title I, Subtitle B of ERISA and Section 4980B of the Code and any similar applicable state laws (“COBRA”) at all times. Neither the Seller nor any of its ERISA Affiliates sponsors or has previously sponsored or maintained any plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits after retirement to any former Business Employee, except as required by COBRA. None of the Employee Plans is a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code.

(e) No Liability. Neither the execution nor delivery of this Agreement or the Ancillary Agreements by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will result in any Liability to Parent, DIS or Purchaser under or with respect to any Employee Plan.

(f) Compliance with Laws. (i) The Seller has not engaged in a prohibited transaction under Section 406 of ERISA or 4975 of the Code; (ii) neither the Seller, any ERISA Affiliate nor, to the Knowledge of the Seller, any third-party fiduciary, has breached its fiduciary responsibility under Part 4 of Title I of ERISA with respect to any Employee Plan, which could result in a material liability to the Seller; (iii) each Employee Plan has been maintained and operated in material compliance with its terms and applicable Regulations, including where applicable ERISA and the Code; (iv) neither the Seller nor its ERISA Affiliates have any material liability for any penalty or Tax under Sections 4971, 4972, 4975, 4976, 4979 or 4980 of the Code or Section 502 of ERISA; (v) other than claims for benefits in the Ordinary Course, there is no material claim pending, or, to the Knowledge of the Seller, threatened involving any Employee Plan; and (vi) no Employee Plan is subject to an ongoing audit or other administrative proceeding of the Internal Revenue Service (the “IRS”), the Department of Labor or any other Governmental Body or has applied for administrative relief under any voluntary compliance program of the IRS, the Department of Labor or any other Governmental Body.

(g) Deductibility of Payments. There is no Contract, agreement, plan or arrangement covering any Business Employee that individually or collectively requires the payment of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration, increase or creation of any rights of any Business Employee to benefits, whether or not under any Employee Plan (including, without limitation, the acceleration or creation of any rights under any severance, parachute or change in control agreement).

3.19 Transactions with Certain Persons. No officer, director, employee or other Affiliate of the Seller or any member of any such Person’s immediate family is presently a party to any transaction relating to the Business, including, without limitation, any Contract (a) providing for the furnishing of services by; (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Seller) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, officer, director, trustee or partner.

3.20 Tax Matters.

(a) Filing of Tax Returns. The Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by the Seller) all Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 3.20 of the Disclosure Schedule, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Seller, no claim has ever been made by an authority in a jurisdiction in which the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Audit History; Liens; etc. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Body against the Seller. There are no pending or, to the Knowledge of the Seller, threatened audits, investigations, disputes or claims for or relating to any additional liability for Taxes with respect to the Seller. There are no matters under discussion with any Governmental Body with respect to Taxes that, in the reasonable judgment of the Seller, are likely to result in an additional liability for Taxes with respect to the Seller. There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on any Purchased Assets for Taxes (other than for current Taxes not yet due and payable). The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Seller has previously delivered to the Purchaser true and correct copies of (i) all Tax Returns for the three previous tax years ending prior to the Closing Date and (ii) any examination reports and statements of deficiencies assessed against or agreed to by the Seller within the past five years. To the Knowledge of the Seller, there is no basis for the assertion of any claim for any liabilities for unpaid Taxes for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Purchased Assets.

(c) Tax Elections. All material elections with respect to Taxes affecting the Business or the Purchased Assets as of the date hereof, to the extent such elections are not shown on or in the Tax Returns of the Seller that have been delivered to the Purchaser by the Seller prior to the date hereof, are set forth on Section 3.20 of the Disclosure Schedule. No new elections with respect to Taxes, or changes in current elections with respect to Taxes, affecting the Business or the

Purchased Assets shall be made after the date of this Agreement without Parent’s prior written consent unless otherwise required by law. The Seller (i) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, and is not required, to treat any Purchased Asset as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code and (iii) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(d) Prior Affiliated Groups; Taxes of Other Persons. The Seller has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law); (ii) as a transferee or successor; (iii) by contract or (iv) otherwise.

(e) Tax Sharing Agreements. There are no, and at the Closing Date there will be no, tax-sharing agreements or similar arrangements with respect to or involving the Business or the Purchased Assets, and, after the Closing Date, the Seller shall not be bound by any such tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Withholding. The Seller has withheld and paid (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

3.21 Liabilities from Business Combination. The Seller does not have Liabilities due or to become due with respect to the Business arising from the merger or other combination of Ultrascan, Inc. and Ultrascan of Macon, Inc. that would have a Material Adverse Effect on the Purchased Assets or the Business.

3.22 Insurance. Section 3.22 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance maintained since January 1, 2004 by the Seller on the Business, the Purchased Assets or the Seller’s employees that engage in the Business. All insurance coverage applicable to the Business, the Purchased Assets and the Seller’s employees that engage in the Business is in full force and effect, insures the Seller in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which the Seller is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the Ordinary Course of Business and no notice of cancellation or non-renewal of any such coverage has been received.

There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Except as set forth on Section 3.22 of the Disclosure Schedule, all products liability, general liability and workers’ compensation insurance policies maintained by the Seller relating to the Business have been occurrence policies and not claims-made policies. There are no outstanding performance bonds covering or issued for the benefit of the Seller relating to the Business. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders relating to the Business. No insurer has advised the Seller that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder relating to the Business.

3.23 Compliance With Environmental Laws. The operations of the Business and each Operating Site comply and have complied in each case in all material respects with applicable Environmental Laws. To the Knowledge of the Seller, no Hazardous Substances are present on, in or under any Operating Site, regardless of how the substance or Hazardous Substances came to rest there, either in violation of any applicable Environmental Law or of a type or in a location, concentration or condition that has resulted, or that is reasonably likely to result, in any Liability to the Seller or any of Parent, DIS or Purchaser under any Environmental Law, Environmental Claim or Environmental Exposure Claim, including any obligation to investigate, clean, remediate or take other similar action pursuant to any Environmental Law. There is no ongoing, and, since January 1, 2000, has not been any, investigation, clean up, remediation or other similar action pursuant to Environmental Law related to the actual or potential presence of any Hazardous Substances on any Operating Site. To the Knowledge of the Seller, no underground storage tanks, PCBs or asbestos-containing materials are located on, in or under any Operating Site. The Seller is not subject to any pending, and has no Knowledge of any threatened or any reasonable basis for, Environmental Claims, against the Seller or related to the Business. No Encumbrances have been, or are, imposed on the Business or any of the Purchased Assets under any Environmental Law. The Seller has obtained all Permits, and has made all reports and notifications, required under any Environmental Law in connection with the Purchased Assets and the operation of the Business, all such Permits are in good standing and the Seller is in material compliance with the terms and conditions of such Permits, and all such Permits, and any corrective action taken, or citations and notices of violations related thereto, are listed on Section 3.23 of the Disclosure Schedule. To the Knowledge of the Seller, no products have been manufactured, distributed or sold in relation to the Business (i) in the State of California that requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”) or (ii) that contains, or in the past has contained, asbestos or asbestos-containing material.

3.24 Performance of Services. All services that have been performed by or on behalf of the Seller that relate to the Business were performed in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Regulations. Parent, DIS and Purchaser will not incur or otherwise become subject to any Liability arising from any services performed by or on behalf of the Seller in connection with the Business on or prior to the Closing Date. There is no Action pending or, to the Knowledge of the Seller, being threatened against the Seller relating to any services performed by or on behalf of the Seller in connection with the Business which will or is reasonably likely to result in a Liability, and, to the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) give rise to or serve as a basis for any such Action.

3.25 Customers and Distributors. Section 3.25 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenue from, all of the customers of the Seller related to the Purchased Assets for the calendar years 2005 and 2006 (up to the date of this Agreement). The Seller has not received any written notice or other written communication indicating that any customer or other Person identified or required to be identified in Section 3.25 of the Disclosure Schedule intends to cease dealing with the Seller or otherwise reduce the volume of business transacted by such Person with the Seller below historical levels and, to the Knowledge of the Seller, no such customer or other Person intends to do so.

3.26 Sufficiency of Purchased Assets. The Purchased Assets will constitute, as of the Closing Date, substantially all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to (a) own and use the Purchased Assets in the manner in which the Purchased Assets have been used prior to the date hereof, are currently being used and are planned to be used by the Seller to perform its obligations under a Contract to be assumed by the Purchaser and (b) conduct the Business in the manner in which the Business has been conducted prior to the date hereof, is currently being conducted and is currently proposed by the Seller to be conducted. Except as set forth in Section 3.26 of the Disclosure Schedule, no licenses or consents from, or payments to, any other Person are or will be necessary for the Purchaser to use any of the Purchased Assets in substantially the manner in which the Seller has used such Purchased Assets. Except as provided in this Agreement, no restrictions will exist on the Purchaser’s right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on the Purchaser as a consequence of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.27 WARN Act. The Seller is not planning or contemplating, and has not made or taken, any decisions or actions concerning the Business that would require the service of notice under the Worker Adjustment and Retraining Act of 1988 or any similar Regulations.

3.28 Foreign Corrupt Practices Act. With respect to the Business, neither the Seller nor any predecessor, nor, to the Knowledge of the Seller, any agent, employee or other Person associated with or acting on behalf of the Seller or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.29 Other Agreements. The Seller has not entered into any other agreement or arrangement relating to the sale or other disposition of any of the Purchased Assets other than with respect to sales of Inventory in the Ordinary Course of Business.

3.30 Bulk Transfer Laws. The Seller represents (a) that the Purchased Assets represent a majority if not all of the Seller’s fixed assets and equipment as of the date hereof and (b) that there are no current or past creditors of the Seller to which any Bulk Transfer Law requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement and the Ancillary Agreements other than those notices given or consents that have been obtained.

3.31 Redemption of Seller Shares by Seller. None of the information (including information regarding this Agreement, the transactions contemplated hereby, and information concerning the Parent, DIS and the Purchaser) provided, or the representations or warranties made, by the Seller to the Seller’s shareholders in connection with the redemption of all outstanding shares of the Seller (other than the Seller’s shares held by the Principal Stockholder) contained any untrue statement of a material fact or omitted to state any material fact.

3.32 Material Misstatements or Omissions. No representations or warranties by the Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereafter furnished to Parent, DIS or Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to each of the Seller and Principal Stockholder to enter into this Agreement, Parent, DIS and Purchaser hereby severally, and not jointly, represent and warrant to the Seller and the Principal Stockholder, as follows:

4.1 Organization. Each of Parent, DIS and Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization. Each of Parent, DIS and Purchaser has all requisite power and authority, and has taken or prior to the Closing will have taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Parent, DIS and Purchaser and the consummation by Parent, DIS and Purchaser of the transactions contemplated hereby and thereby have been duly approved. No other proceedings on the part of the Parent, DIS and Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which any of them is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent, DIS and Purchaser and is, and upon execution and delivery the Ancillary Agreements to which any of them is a party will each be, a legal, valid and binding obligation of Parent, DIS and Purchaser, as applicable, enforceable against them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditor’s rights generally and except insofar as the availability of equitable remedies may be limited by applicable Regulations.

4.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent, DIS or Purchaser with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of their respective Certificates of Incorporation or Bylaws, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any agreement, contract, obligation, promise or undertaking that is legally binding on any of Parent, DIS or Purchaser, or (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Regulation or Court Order.

4.4 Consents and Approvals. No Consent is required to be made or obtained by Parent, DIS or Purchaser or any of their respective Affiliates in connection with the execution, delivery and performance by them of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.5 SEC Filings. Parent has timely filed all forms, reports, and documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”), and any other federal, state or local securities regulator and NASDAQ (collectively, the “Parent Securities Filings”). The Parent Securities Filings at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the requirements of (i) the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Securities Filings; and (ii) the rules and regulations of NASDAQ. The Parent Securities Filings did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6 No Brokers. Neither Parent, DIS or Purchaser nor any of their respective Representatives has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Parent, DIS, Purchaser, Seller or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS AND AGREEMENTS

5.1 Omitted.

5.2 Access and Investigation. The Seller shall ensure that, at all times after the execution of this Agreement and prior to the Closing: (a) the Seller and its Representatives provide the Purchaser and its Representatives with reasonable access during normal business hours to the Seller’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Business and the Purchased Assets; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Business and the Purchased Assets as the Purchaser may reasonably request and (c) the Seller and its Representatives compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Business and the Purchased Assets as the Purchaser may reasonably request. Any such access and availability shall include, without limitation, access for the Purchaser and its Representatives, at the Purchaser’s sole cost and expense, to conduct any site assessment or inspection in respect of environmental matters at the Operating Site, and physical inspections of the Purchased Assets and each Facility, as the Purchaser may reasonably request.

5.3 Stock Registration.

(a) Registration upon Offering. If Parent shall determine to register any of its securities either for its own account or the account of a stockholder, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, Parent will:

(i) promptly give written notice of the proposed registration to the Seller; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all shares of its Common Stock that may be issued pursuant to the Earnout Payments (“Earnout Shares”) that are not freely tradable under Rule 144 at such time.

(b) Underwriting. If the registration contemplated in Section 5.3(a) above is an underwritten offering, the Seller (together with the Parent and other holders of securities of the Parent with registration rights to participate therein distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by Parent.

Notwithstanding any other provision of this Section 5.3(b), if the underwriters advise the Parent in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may exclude all Earnout Shares or limit the number of Earnout Shares to be included in, the registration and underwriting. The number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Parent for securities being sold for its own account, (ii) second, to the Seller to include the Earnout Shares and (iii) third, to the other securities holders requesting to include their shares in such registration statement.

If the Seller does not agree to the terms of any such underwriting, the Seller shall be excluded therefrom. The Earnout Shares so excluded shall also be withdrawn from such registration.

(c) Right to Terminate Registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 5.3 prior to the effectiveness of such registration.

5.4 Filings and Consents. The Seller shall ensure that: (a) the Seller and its Representatives cooperate with the Purchaser and the Purchaser’s Representatives, and comply with the requests of the Purchaser with respect to, and make, give and obtain on a timely basis, all filings, notices and Consents required to be made, given and obtained in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation any such filings, notices or Consents required or otherwise reasonably necessary to transfer or assign all Permits currently held by the Seller related to the Business and (b) at all times after the execution of this Agreement and prior to the Closing, the Seller and its Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

5.5 Reasonable Efforts. At all times following the execution of this Agreement and prior to the Closing, the Seller shall use its commercially reasonable efforts to cause the conditions set forth in Article VI of this Agreement to be satisfied on a timely basis and the Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Article VII of this Agreement to be satisfied on a timely basis.

5.6 Certain Tax Matters.

(a) The Purchaser and the Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser or the Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets.

(b) Subject to Section 5.6(c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Seller’s operation of the Business or Seller’s use or ownership of the Purchased Assets on or prior to the Closing Date. Seller’s Tax Returns to the extent they relate to the Business or Purchased Assets shall be true, complete and correct and prepared in accordance with applicable law. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Purchased Assets or the Business on or prior to the Closing Date.

(c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between the Purchaser and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment and a copy of such return establishing such Straddle Period Tax, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. Either the Purchaser or he Seller shall promptly notify the other party in writing upon receipt of notice of any pending or threatened United States federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Seller that reasonably may be expected to relate to the Purchased Assets.

(d) Any payments made to any party pursuant to Article IX shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the Seller and Purchaser on their Tax Returns to the extent permitted by applicable Regulations.

(e) Seller will be responsible for and make all payments of Taxes related to the merger or other business combination of Ultrascan, Inc. and Ultrascan of Macon, Inc.

5.7 Employee Matters.

(a) Prior to the Closing Date, the Purchaser will offer to employ all of the Seller’s employees who are engaged in the Business as of the date hereof, except for certain employees to be determined by the Purchaser following Closing. Such offers of employment (the “Employee Offers”) shall (i) be contingent upon the occurrence of the Closing and such employees satisfying normal employment conditions of Purchaser and (ii) terminate automatically in the event that the Closing does not occur in accordance with this Agreement. Those Employees who accept employment with the Purchaser are the “Hired Employees.”

(b) Except as required by any applicable law or as may be agreed to by the Purchaser and the Seller, as of the Closing Date, the Purchaser shall not assume any severance obligations or any Employee Plans, including equity compensation plans, for the Hired Employees. For the avoidance of doubt, the Seller shall retain sponsorship of, and all Liabilities under, the Employee Plans. The Purchaser shall have no Liabilities with respect to the Employee Plans, and shall not be responsible for any Liabilities with respect to such Employee Plans, and the Seller shall cause each Employee Plan to be amended as necessary to ensure that the Purchaser has no Liabilities with respect to the Employee Plans following the Closing Date. The Seller shall retain sole responsibility for all Liabilities relating to, or in connection with, the employment, or termination of employment, of each Hired Employee of the Seller on or prior to the Closing Date.

(c) On the Closing Date, subject to applicable Regulations, the Seller shall terminate the employment of each Hired Employee; provided, however, that the Seller shall not be required hereunder to terminate the employment of any employee (i) whom the Purchaser does not intend to hire because such person fails to satisfy any normal employment conditions of the Purchaser or (ii) for whom the Purchaser has retracted an Employee Offer. For the avoidance of doubt, the Purchaser shall not be obligated to hire or employ any employee of the Seller engaged in the Business who does not accept an Employee Offer. On or prior to the Closing, the Seller shall pay all amounts accrued for vacation for the Hired Employees to the extent such Hired Employees have not validly elected to have their vacation accruals assumed by Purchaser.

(d) Seller shall be responsible for any and all liability under the WARN Act or under any state, local or foreign Regulation concerning layoffs or the closing or relocation of worksites or the like which arises out of or results from any termination of employment by the Seller on or before the Closing Date.

(e) The Purchaser and the Seller each covenant and agree, as soon as administratively feasible following the Closing, as follows: (i) to facilitate a distribution of the account balance of each Hired Employee in the Seller’s 401(k) plan upon the election of such Hired Employee and (ii) to make reasonable efforts to take any and all actions necessary to accomplish the distribution and rollover to the Purchaser’s 401(k) plan, to the extent allowed by Regulation, of amounts distributed from the Seller’s 401(k) plan with respect to the Hired Employees. The Purchaser agrees to accept rollovers of distributions from the Seller’s 401(k) plan with respect to the Hired Employees, to the extent allowed by Regulation and the Purchaser’s 401(k) plan.

(f) The Purchaser and the Seller acknowledge and agree that all provisions contained in this Section 5.7 with respect to the Business Employees are included for the sole benefit of the Purchaser and the Seller, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Business Employees, former Business Employees, any participant in any Employee Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser or the Seller, or any of their respective Affiliates.

(g) The Purchaser shall prepare and furnish to each of the Hired Employees a Form W-2 that shall reflect all wages and compensation paid to such employee for the entire calendar year in which the Closing Date occurs. Seller shall furnish to the Purchaser the Forms W-4 and W-5 of each such Hired Employee for the portion of the calendar year up to and including the Closing Date. The Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. It is the intent of the parties hereunder that the obligations of The Purchaser and Seller under this Section 5.7(g) shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.

5.8 Cessation of Use of Names and Web Site. After the Closing, the Seller shall cease using the name “Ultrascan”, any other trade names used by the Business and the “www.ultrascaninc.com” website.

5.9 Non-Competition/Non-Solicitation.

(a) In consideration for the amount paid for the purchase of the goodwill of the Business and the execution of the employment agreements attached hereto as Exhibit B, from and after the Closing Date until the ***** anniversary of the Closing Date, the Seller shall not, and shall not permit any of its stockholders (including the Principal Stockholder), directors, officers, and Subsidiaries, directly or indirectly, to (i) offer or provide in ******* any products or services that are substantially similar to the products and services provided as of the Closing by the Business in ******** or (ii) grant any license to any of the intellectual property listed on Section 3.17(a) of the Disclosure Schedule to any Person that provides products or services that are substantially similar to the products and services provided as of the Closing by the Business. Purchaser and the Principal Stockholder shall enter into a separate agreement set forth on Exhibit A-1 that further obligates the Principal Stockholder to comply with the covenants set forth in this Section 5.9 regarding his inability to compete with the Purchaser and the Business (the “Protective Covenant Agreement”). Purchaser shall enter into an agreement, attached hereto as Exhibit D, with Seller’s stockholders (including the Principal Stockholder), directors, and officers, providing that none of them will, directly or indirectly, compete with the Business as described above in exchange for the consideration duly paid. In connection with the termination of key employee Matthew G. Molchan, the Seller shall deliver at Closing the Molchan Settlement Agreement which is attached hereto as Exhibit K.

(b) From and after the Closing Date until the fifth (5th) anniversary of the Closing Date, the Seller shall not, and shall not permit any of its stockholders (including the Principal Stockholder), directors, officers and Subsidiaries, directly or indirectly, to solicit, encourage or induce any Person employed as of the Closing Date by the Purchaser or any of its Subsidiaries to leave the employment of the Purchaser or any of its Subsidiaries. From and after the Closing Date until the fifth (5th) anniversary of the Closing Date, the Purchaser shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to solicit, encourage or induce any Person employed as of the Closing Date by the Seller or any of its Subsidiaries to leave the employment of the Seller or any of its Subsidiaries.

(c) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would by themselves be inadequate in the case of any breach of the covenants contained in this Section 5.9, and the parties shall be entitled to equitable relief in respect thereof, including the remedy of specific performance, with respect to any breach of such covenants, without the need to show any proof of damages.

5.10 Estoppel Certificates. The Seller shall deliver from the landlord under each Lease, a certificate stating: (a) the Lease with such landlord is in full force and effect; (b) to landlord’s knowledge, the Seller is not in default thereunder; (c) annexed to such certificate is a correct and complete copy of such Lease; and (d) such other matters as the Purchaser shall reasonably require.

5.11 Delivery of Title Commitment and Survey. As soon as reasonably practicable, but in no event later than five (5) days after the date hereof, the Seller shall obtain and cause to be delivered to the Purchaser (at the Seller’s expense) with respect to each material Leased Real Property: (a) a current title insurance commitment (together with copies of all documents referenced therein) issued by a title company acceptable to the Purchaser; and (b) a new or updated ALTA survey to be prepared by a licensed surveyor or engineer acceptable to the Purchaser.

5.12 Delivery of Title to Leased Equipment. As soon as reasonably practicable, the Seller shall obtain and cause to be delivered to the Purchaser, with respect to each material Leased Equipment and the Vehicles, any and all documents required to transfer such leases to the Purchaser.

5.13 *******. As soon as reasonably practicable and, in any event, no later than *** days from the Closing, the Seller shall enter in to the ***** with ***** or such other ****** affiliated entity.

5.14 ******. As soon as reasonably practicable and, in any event, no later than **** days from the Closing, the Seller shall obtain the ****** to assign the July 1, 2002 Leasing Agreement by and between ******* and the Seller to the Purchaser.

5.15 Tax Disclosure Agreement. The Seller shall deliver to Purchaser a voluntary tax disclosure agreement within one hundred and eighty (180) days from the Closing.

5.16 Further Assurances. The Purchaser, the Seller, the Seller’s Subsidiaries and the Principal Stockholder shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

ARTICLE VI.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

6.1 Conditions. The obligations of the Purchaser to consummate the transactions provided for hereby are subject, in the discretion of the Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(a) the representations and warranties in Article III shall be true and correct in all material respects when made and at and as of the Closing Date as if such representations and warranties were made at such time (except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date);

(b) Seller and Principal Stockholder shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed or satisfied by them prior to or at the Closing Date;

(c) all Consents, filings, registrations and notifications necessary to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or made, including the Requisite Stockholder Approval of such transactions;

(d) no Court Order, Action, investigation or proceeding shall have been instituted or threatened which makes the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited or that otherwise adversely affects the right or ability of the Purchaser to own, operate or control the Business or the Purchased Assets or seeks damages in connection therewith;

(e) following the date of this Agreement, there shall not have occurred any event, change or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(f) Seller and the Principal Stockholder shall have delivered the documents required to be delivered by it pursuant to Section 8.1(a) of this Agreement, in form and content satisfactory to the Purchaser, and the Ancillary Agreements shall be in full force and effect;

(g) no regulatory change shall have been instituted or threatened which makes the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited or that otherwise adversely affects the right or ability of the Purchaser to own, operate or control the Business or the Purchased Assets or seeks damages in connection therewith;

(h) Ultrascan, Inc. and Ultrascan of Macon, Inc. shall have been merged or otherwise combined into the Seller as permitted under Georgia law;

(i) no declaration of non-coverage by any third party payor shall have been made or threatened;

(j) all Consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller and the Principal Stockholder to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any governmental or regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall have occurred;

(k) the Seller shall have received the Requisite Stockholder Approval; and

(l) the Ancillary Agreements contemplated hereunder, shall have been delivered in form and content satisfactory to the Purchaser.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

7.1 Conditions. The obligations of the Seller to consummate the transactions provided for hereby are subject, in the discretion of the Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller:

(a) the representations and warranties in Article IV shall be true and correct in all material respects when made and at and as of the Closing Date as if such representations and warranties were made at such time (except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date);

(b) Parent, DIS and Purchaser shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed or satisfied by them prior to or at the Closing Date;

(c) the Seller shall have received the Requisite Stockholder Approval;

(d) no Court Order, Action, investigation or proceeding shall have been instituted or threatened which makes the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; and

(e) Parent, DIS and Purchaser shall have delivered the documents required to be delivered by them pursuant to Section 8.1(b), and the Ancillary Agreements shall be in full force and effect.

ARTICLE VIII.

CLOSING

8.1 Deliveries at Closing. On the Closing Date:

(a) Deliveries by the Seller to the Purchaser. The Seller and Principal Stockholder shall execute (where applicable) and deliver, or cause to be delivered, to the Purchaser:

(i) the Ancillary Agreements to which it or he is a party;

(ii) a certificate executed by the Secretary of the Seller, dated as of the Closing Date, certifying the following matters: (A) resolutions adopted by the Seller’s board of directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) the resolutions of the shareholders of the Seller as in effect as of the date thereof;

(iii) a certificate executed by a duly authorized officer of the Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.1(a), (b), and (c) has been satisfied or waived in all respects;

(iv) the non-competition and non-solicitation agreements contemplated by Section 5.9 of this Agreement and attached hereto;

(v) the Consent of Hilie King attached hereto as Exhibit L;

(vi) the Molchan Settlement Agreement;

(vii) the consent of 1048 Industrial Court LLC to assign the lease for the premises currently occupied by Seller;

(viii) such other documents, conveying instruments and items as the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including evidence of termination of existing UCC financing statements or pay-off letters related to such UCC financing statements; and

(ix) all certificates, agreements and other documents as are customary, or reasonably requested by a title company, in connection with the transfers of Real Property, including without limitation, owner’s affidavits, non-foreign status certificates and transfer tax declarations.

(b) Deliveries by the Purchaser to the Seller. Parent, DIS and Purchaser shall execute (where applicable) and deliver, or cause to be delivered, to the Seller:

(i) the Ancillary Agreements to which it is a party;

(ii) a certificate executed by the Secretary of the Purchaser, dated as of the Closing Date, certifying the following matters: (A) resolutions adopted by the Purchaser’s board of directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

(iii) a certificate executed by an officer of the Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Sections 7.1(a) and (b) has been satisfied or waived in all respects; and

(iv) such other documents and items as the Seller may reasonably request in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Closing Payment. The Purchaser shall deliver the Closing Payment and establish the Closing Escrow Fund in accordance with the provisions of Article II of this Agreement.

ARTICLE IX.

INDEMNIFICATION

9.1 Survival of Representations and Warranties and Indemnification Obligations

(a) All statements contained in Articles III and IV of this Agreement, the Disclosure Schedule or in any certificate delivered by or on behalf of the parties pursuant to Section 8.1 of this Agreement shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of the parties contained herein shall survive the Closing Date until the ****** day after the Closing Date; provided, however, that the representations and warranties of the Seller and the Principal Stockholder contained in Sections 3.1, 3.2, 3.3, 3.12, 3.13, 3.14, 3.15, 3.17, 3.18, 3.20, 3.22, 3.23 and 3.27 of this Agreement and the representations and warranties of Parent, DIS and Purchaser contained in Sections 4.1 and 4.2 of this Agreement shall survive until sixty (60) days after the expiration of the applicable statutes of limitation (including any extensions thereof) with respect thereto (each such applicable date, the “Expiration Date”). The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. Without limiting the foregoing, nothing disclosed on the Disclosure Schedule shall in any way affect the Purchaser’s right to indemnification under Sections 9.2(a)(ii) through (vii) hereof. If written notice of a claim meeting the requirements of Section 9.3 below has been given prior to the Expiration Date by a party in whose favor such representations and warranties were made, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

(b) The obligations of the Seller and the Principal Stockholder to indemnify the Purchaser Indemnified Parties pursuant to Section 9.2(a)(i) of this Agreement and the obligations of Parent, DIS and Purchaser to indemnify the Seller Indemnified Parties pursuant to Section 9.2(b)(i) of this Agreement shall terminate on the Expiration Date; provided, however, that the obligations of Parent, DIS and Purchaser, on the one hand, or the Seller and the Principal Stockholder, on the other hand, as the case may be, to indemnify and hold harmless any Indemnified Party shall not terminate with respect to any claim as to which such Indemnified Party shall have, before the Expiration Date, delivered a written notice to the Purchaser or the Seller, as the case may be, in accordance with Section 9.3(a) of this Agreement (“Notice of Claim”).

9.2 Indemnification.

(a) Subsequent to the Closing, the Seller and the Principal Stockholder shall jointly and severally indemnify the Parent, DIS, Purchaser, and each of their respective Affiliates, officers, directors, employees, stockholders, partners and agents, as the case may be (“Purchaser Indemnified Parties”), against, and hold each Purchaser Indemnified Party harmless from, any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, lost profits, damages, diminution in value, response action, removal action or remedial action (collectively “Damages”) incurred by such Purchaser Indemnified Party, that are incident to, arise out of, in connection with or related to, whether directly or indirectly: (i) any breach of any representation or warranty of the Seller contained in this Agreement, the Disclosure Schedule or in any certificate delivered by or on behalf of the Seller pursuant to Section 8.1 of this Agreement; (ii) any breach or non-performance by the Seller of any of its covenants or agreements contained in this Agreement; (iii) the operation of the Business prior to the Closing; (iv) Pre-Closing Environmental Matters; (v) Pre-Closing Healthcare

Matters; (vi) any noncompliance by Seller with any Bulk Sales Laws or fraudulent transfer law in connection with the transactions contemplated under this Agreement; (vii) any Liabilities of the Seller, or any member of any consolidated, affiliated, combined or unitary group of corporations of which the Seller is or has been a member, for Taxes and any Liabilities for Taxes attributable to the Purchased Assets or the operation of the Business for any Pre-Closing Tax Period; (viii) any Liabilities of the Seller other than the Assumed Liabilities or (ix) any Liability to which the Purchaser or any of the other Purchaser Indemnified Parties may become subject that arises from or relates to any failure to comply with any bulk transfer law or similar Regulations in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Subsequent to the Closing, Parent shall indemnify the Seller and its respective Affiliates, officers, directors, employees, stockholders, partners and agents, as the case may be, including, without limitation, the Principal Stockholder (“Seller Indemnified Parties”), against, and hold each of the Seller Indemnified Parties harmless from, any Damages incurred by such Seller Indemnified Party that are incident to, arise out of, in connection with or related to, whether directly or indirectly: (i) any breach of any representation or warranty of Parent, DIS or Purchaser contained in this Agreement or in any certificate delivered by or on behalf of any of them pursuant to Section 8.1 of this Agreement; (ii) any breach or non-performance by the Purchaser of its covenants or agreements contained in this Agreement; (iii) any Assumed Liability; or (iv) the operation of the Business at and after the Closing.

(c) The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against Seller Indemnified Parties or Purchaser Indemnified Parties, but includes Damages incurred or sustained by such Persons in the absence of third-party claims, and payments by the Indemnified Party shall not be a condition precedent to recovery.

9.3 Notice of Claims.

(a) As used herein, the term “Claim” shall mean a claim for indemnification under this Article IX, “Indemnified Party” shall mean any Parent Indemnified Party or Seller Indemnified Party making a claim for indemnification pursuant to Sections 9.2(a) and 9.2(b) respectively, and “Indemnifying Party” shall mean the Closing Escrow Fund, in the case of a claim brought pursuant to Sections 9.2(a), or Parent, in the case of a claim brought pursuant to Section 9.2(b). Subject to the terms of this Agreement, the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party (with a copy to the Escrow Agent) promptly after such Indemnified Party becomes aware of the existence of any potential claim by such Indemnified Party for indemnification from the Indemnifying Party under this Article IX; provided, however, no Notice of Claim shall be required in connection with any dispute relating to the determination of Working Capital, which disputes shall be governed by the procedures set forth in Section 2.6.

(b) Each Notice of Claim by an Indemnified Party given pursuant to Section 9.3(a) shall contain the following information: (i) that such Indemnified Party has directly or indirectly incurred, paid or properly accrued, or sustained or, in good faith, believes it is reasonably likely that it shall have to directly or indirectly incur or sustain, Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against such Indemnified Party based on alleged facts, which if true, would give rise to liability for Damages indemnifiable to such Indemnified Party under this Article IX); and (ii) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on such Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to such Indemnified Party) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or sustained, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

(c) An Indemnified Party may submit a Notice of Claim at any time during the period commencing with the Closing Date and ending on the Expiration Date, but shall not be permitted to bring a Notice of Claim at any time after the Expiration Date (and any delivery or attempted delivery of a Notice of Claim after such time shall be void and of no force or effect). Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to an Indemnifying Party prior to expiration of the Expiration Date shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the passage of the Expiration Date. Until the Expiration Date, no delay on the part of an Indemnified Party in giving the Indemnifying Party a Notice of Claim shall relieve the Indemnifying Party from any of its obligations under this Article IX unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

9.4 Resolution of Notice of Claim. Each Notice of Claim given by an Indemnified Party shall be resolved as follows:

(a) If, within thirty (30) days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party delivering such Notice of Claim, the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Damages specified in the Notice of Claim in accordance with this Article IX.

(b) If the Indemnifying Party gives the Indemnified Party delivering a Notice of Claim written notice contesting all or any portion of such Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the thirty (30) day period specified in Section 9.4(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and Seller (a copy of which shall be furnished to the Escrow Agent, if applicable) or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt by the Indemnified Party of the written notice from the Indemnifying Party, by arbitration between Parent and Seller in accordance with the terms and provisions of Section 9.4. In the event that an Indemnified Party shall prevail in any such arbitration, the Indemnified Party shall be entitled to recover, in addition to any other rights they may have, the amount of Damages awarded in such arbitration. The prevailing party’s recovery shall be limited to the forfeiture of that portion of the Closing Escrow Fund having an aggregate value equal to such awarded Damages. In the case of claims brought pursuant to Section 9.2(b), such recovery shall be by payment of additional cash equal to the value of such awarded Damages to Seller.

(c) Arbitration.

(i) Contested Claims under Section 9.4(b)(ii) shall be submitted for arbitration unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and Seller. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any Contested Claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator.

(ii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in the County of San Diego, under the rules then in effect of JAMS or the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, payment of the prevailing party’s expenses, the fees of the arbitrator and the administrative fee of JAMS or the American Arbitration Association.

9.5 Release of Closing Escrow Fund.

(a) Subject to the provisions of Section 9.1, the Closing Escrow Amount then held by the Escrow Agent shall be released by the Escrow Agent to the Seller at 5:00 p.m., local time at Parent’s headquarters, on the ***** day following the Closing (the “Release Date”); provided, however, that the escrow period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Notice of Claim theretofore delivered to the Escrow Agent and, in the case of claims made pursuant to Section 9.2(a), the Principal Stockholder, prior to the Release Date with respect to facts and circumstances existing prior to the Release Date and unresolved prior to the Release Date (“Unresolved Claims”). On the Release Date, the Escrow Agent shall deliver the entire remaining portion of the Closing Escrow Fund (other than amounts set forth in any such pending Notices of Claim to satisfy any Unresolved Claims), to the Seller; provided, however, that in the event the ******* is not executed within **** days following the Closing, the Escrow Agent shall release $****** from the Closing Escrow Amount to the Purchaser and/or Parent including any interest thereon minus any unpaid fees due and owing to the Escrow Agent on the Release Date. As soon as any Unresolved Claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Closing Escrow Amount, if any, no longer required to satisfy such previously Unresolved Claims in the manner set forth in the preceding sentence.

(b) The ******* Escrow Amount shall be released by the Escrow Agent to the Seller at 5:00 p.m., local time at Parent’s headquarters, upon the execution of the ******* by ****** or ****** and the Seller; provided, however, that in the event the ******* are not executed within ***** days following the Closing, the Escrow Agent shall release the ****** Escrow Amount to the Purchaser and/or Parent including any interest thereon minus any unpaid fees due and owing to the Escrow Agent.

9.6 Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article IX Parent shall notify Seller of such claim, and Seller shall be entitled on behalf of the Indemnifying Parties, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the prior written consent of such settlement by Seller (which consent shall not be unreasonably withheld or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Seller has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article IX to the amount of any Third Party Claim by Parent against the Closing Escrow Fund or special Escrow Fund with respect to such settlement.

9.7 Limitation on Indemnity; Remedies; Maximum Liability.

(a) Notwithstanding the foregoing, an Indemnifying Party shall not be obligated to indemnify any Indemnified Party under Sections 9.2(a) or 9.2(b) of this Agreement, as the case may be, unless and until the aggregate of all Damages suffered by Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, hereunder exceeds $***** (the “Threshold Amount”), whereupon, provided the other requirements of this Article IX have been complied with, the amount of all such Damages, and all subsequent Damages, shall become due and payable.

(b) Prior to the Release Date, Purchaser Indemnified Parties shall have the right to offset the amount of any claims for indemnification against the cash held in the Closing Escrow Fund (subject to the terms and conditions of the Escrow Agreement). Subsequent to the Release Date, Purchaser Indemnified Parties shall have the right to demand and receive from the Seller the Purchase Price paid to the Seller as of the date such Damages are awarded, and to offset the amount of any claims for indemnification against the Earnout Payments (if any) payable to Seller. Claims for indemnification against the Purchase Price, Earnout Payments (if any) and Closing Escrow Fund shall be the sole and exclusive remedy for the Purchaser Indemnified Parties with respect to claims relating to any of the matters set forth in Section 9.2(a), except in the case of claims of common law fraud, intentional misrepresentation or criminal activity.

(c) Except in the case of common law fraud, intentional misrepresentation or criminal activity, the aggregate indemnification obligations of the Seller and Principal

Stockholder pursuant to Section 9.2(a) of this Agreement shall be limited to a maximum amount equal to (x) the aggregate Cash Consideration paid to Seller, plus (y) the aggregate Earnout Payments (if any) paid to Seller. Except in the case of common law fraud, intentional misrepresentation or criminal activity, the aggregate indemnification obligations of Parent, DIS and Purchaser pursuant to Section 9.2(b) of this Agreement shall be limited to a maximum amount equal to (x) the Cash Consideration, plus (y) the aggregate principal amount of the Assumed Liabilities.

ARTICLE X.

TERMINATION

10.1 Termination.

(a) Except as provided in Section 10.1(b), this Agreement may be terminated at any time prior to the Closing:

(i) by mutual agreement of Parent and Seller;

(ii) by Parent or Seller, if the Closing Date shall not have occurred by April 30, 2007;

(iii) by Parent or Seller, if the Requisite Stockholder Approval has not been obtained by written consent or at a meeting of Seller’s stockholders duly called and held in accordance with the Seller’s Articles of Incorporation, or any postponement or adjournment thereof;

(iv) by Parent or Seller, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any material transaction contemplated by this Agreement, or (ii) any statute, rule, regulation or order is enacted, promulgated or issued by any Governmental Authority that would make consummation of any material transaction contemplated by this Agreement illegal;

(v) by Parent, if (i) it is not in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of Seller or the Principal Stockholder contained in this Agreement such that the conditions set forth in Section 8.1(a) would not be satisfied at the time of such breach and such breach has not been cured within ten (10) business days after written notice thereof to the Seller or the Principal Stockholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(vi) by Parent, if the Board of Directors of Seller shall withhold, withdraw, change or otherwise modify in a manner adverse to Parent its unanimous recommendation that the stockholders of Seller adopt this Agreement and approve the transactions contemplated herein, or if the Seller shall fail to permit such unanimous recommendation to be included in any communications to Seller’s stockholders; or

(vii) by Seller, if (i) neither Seller nor the Principal Stockholder is in material breach of its obligations under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.1(b) would not be satisfied and such breach has not been cured within ten (10) business days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

(b) Notwithstanding the above, a party shall not be allowed to exercise any right of termination pursuant to Section 10.1(a) if the event giving rise to the termination right shall be due to such party’s breach of one or more of its representations or warranties in this Agreement or the failure of such party to perform or observe in any material respect any of the covenants or agreements to be performed or observed by such party pursuant to this Agreement. In the event this Agreement is terminated in accordance with Section 10.1(a), no party shall have any further liability hereunder, except for willful breach of this Agreement.

ARTICLE XI.

MISCELLANEOUS

11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Seller without the prior written consent of the Purchaser. Prior to the Closing, the Purchaser may assign its rights hereunder to an Affiliate. After the Closing, the Purchaser may assign its rights hereunder to a successor to the equity interests of the Purchaser or all or substantially all of the assets of the Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

11.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission, sent by a nationally recognized overnight delivery service or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Parent, DIS or Purchaser:

Digirad Corporation

13950 Stowe Drive

Poway, California

Attention: Chief Executive Officer

Fax: (858) 726-1700

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

Attention: Martin J. Waters, Esq.

Fax: (858) 350-2399

If to the Seller or Selling Stockholder:

Ultrascan, Inc.

1048 Industrial Court, Suite E

Suwanee, Georgia 30024

Attention: Chief Executive Officer

Fax: (770) 813-0326

With a copy (which shall not constitute notice) to Seller’s Counsel:

Troutman Sanders LLP.

600 Peachtree St., N.E., Suite 5200

Atlanta, Georgia 30308

Attention: Thomas W. Baker, Esq.

Fax: (404) 962-6505

Any party may, from time to time, designate any other address to which any such notice to it or such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

11.3 Choice of Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

11.4 Entire Agreement; Amendments and Waivers; Interpretation. This Agreement, the Ancillary Agreements and all exhibits and schedules hereto and thereto and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof. No party shall be deemed to have waived any claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such claim, right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For all purposes of and under this Agreement, (a) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other gender as the context requires and (d) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.6 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.8 Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

11.9 Schedules. The Schedules and Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

11.10 Publicity. Except as required by law, neither the Seller nor the Purchaser shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other party.

11.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their permitted successors and assigns), and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding in addition to any other remedy to which it may be entitled, at law or in equity.

11.13 Further Assurances.

(a) Upon the terms and subject to the conditions contained herein, after the Closing the parties agree (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder; and (iii) to cooperate with each other in connection with the foregoing.

(b) After the Closing, each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any financial statement audit, tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose and will take reasonable measures to cause it Representatives, including its accountants, to do the same.

(c) If, for any reason after the Closing, any payment is received by the Seller, to the extent that any portion of said payment is in satisfaction of an obligation that is, in accordance with the terms of this Agreement, properly payable to the Purchaser, then the Seller shall promptly reimburse the Purchaser for or promptly remit to the Purchaser, as the case may be, such payment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf all as of the day and year first above written.

ULTRASCAN, INC.
a Georgia corporation

/s/ William “Mickey” King, Jr.
By:	William “Mickey” King, Jr.
Title:	President and CEO

WILLIAM “MICKEY” KING, JR.

/s/ William “Mickey” King, Jr.

DIGIRAD ULTRASCAN SOLUTIONS, INC.
a Delaware corporation

/s/ Todd Clyde
By:	Todd Clyde
Title:	CFO, President

DIGIRAD IMAGING SOLUTIONS, INC.
a Delaware corporation

/s/ Todd Clyde
By:	Todd Clyde
Title:	CFO

DIGIRAD CORPORATION
a Delaware corporation

/s/ Mark Casner
By:	Mark Casner
Title:	Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT